UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ⌧

Filed by a party other than the Registrant  ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⌧	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material under Section 240.14a-12

Calavo Growers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

⌧	No fee required

◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 24, 2024

TO THE SHAREHOLDERS OF CALAVO GROWERS, INC.:

We are pleased to invite you to attend the 2024 Annual Meeting of Shareholders of Calavo Growers, Inc. The meeting will be held on April 24, 2024 at 15765 W. Telegraph Road, Santa Paula, California 93060 and virtually at 1:00 p.m. Pacific Time for the following purposes:

(1)	To elect the eight directors named in the accompanying proxy statement, each for a term of one year;
(2)	To ratify the appointment of our independent registered public accounting firm for fiscal year 2024;
(3)	To conduct an advisory vote on executive compensation;
(4)	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and
(5)	To transact such other business as may properly come before the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

We will provide our shareholders with the opportunity to attend our 2024 Annual Meeting of Shareholders via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2024 at the designated meeting time.

Instead of mailing a printed copy of our proxy materials to all our shareholders, we provide access to these materials via the internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about March 4, 2024, we will begin mailing a Notice of Internet Availability of Proxy Materials to all shareholders of record on our books at the close of business on February 26, 2024, the record date for the 2024 Annual Meeting of Shareholders (the “Record Date”), and will post our proxy materials on the website referenced in the notice. As more fully described in the notice, shareholders may choose to access our proxy materials on the website referred to in the notice or may request to receive a printed set of our proxy materials. In addition, the notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

The close of business on February 26, 2024 has been fixed as the Record Date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. All shareholders are cordially invited to attend the Annual Meeting or to do so virtually. If you plan to attend the Annual Meeting virtually or in person and you wish to vote your shares personally, you may do so at any time before the proxy is voted. We request that you indicate your intent to attend in person by emailing 2024proxy@calavo.com.

By order of the Board of Directors,

/s/ Lecil Cole	/s/ Steven Hollister

Lecil Cole	Steven Hollister
Chief Executive Officer	Chairman of the Board of Directors

February 28, 2024

Santa Paula, California

1141-A Cummings Road

Santa Paula, California 93060

(805) 525-1245

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING TO BE HELD ON WEDNESDAY, APRIL 24, 2024

Copies of this proxy statement, the form of proxy card and the 2023 Annual Report to Shareholders, which includes our 2023 Form 10-K (the “2023 Annual Report”) are available at http://ir.calavo.com/financial-information or by emailing 2024proxy@calavo.com.

This proxy statement contains information related to the Annual Meeting of Shareholders (the “Annual Meeting”) of Calavo Growers, Inc. to be held on Wednesday, April 24, 2024, at 15765 W. Telegraph Road, Santa Paula, California 93060 and virtually beginning at 1:00 p.m. Pacific Time. The Company will provide its shareholders the opportunity to attend our 2024 Annual Meeting of Shareholders via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2024 at the designated meeting time. The meeting will consist of the formal business portion of the meeting only, and the Company is offering this alternative way for shareholders to obtain meeting information and results without attending in person.

On or about March 4, 2024, we will begin mailing a Notice of Internet Availability of Proxy Materials to our shareholders (other than those who previously requested electronic or paper delivery of proxy materials), directing shareholders to a website where they can access our proxy materials, including this proxy statement and the 2023 Annual Report, and view instructions on how to vote. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2024. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com. Note that cumulative voting for directors will not be allowed via the live webcast.  Shareholders who wish to vote cumulatively for directors should provide proxy instructions before the Annual Meeting at www.proxyvote.com.  Shareholders will be able to vote cumulatively for directors in person at the Annual Meeting, but there will be no difference in the tallying of cumulative votes for directors provided through instructing a proxy in advance at www.proxyvote.com compared to voting in person at the Annual Meeting. Shareholders therefore need not attend the Annual Meeting in person simply to vote cumulatively for directors.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

Why am I receiving these materials?

The Board of Directors (the “Board”) of Calavo Growers, Inc. (“Calavo,” the “Company,” “we,” our” or “us”), a California corporation, is providing these proxy materials for you in connection with the Annual Meeting which will take place on April 24, 2024. As a shareholder, you are invited to virtually attend the Annual Meeting and are entitled to, and requested to, vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2023 Annual Report, to our shareholders by providing access to such documents on the internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which we will begin mailing to our shareholders on or about March 4, 2024, will instruct you as to how you may access and review all of the proxy materials over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability of Proxy Materials.

What is included in the proxy materials?

The proxy materials include:

●	Our proxy statement for the Annual Meeting;
●	Our 2023 Annual Report, which includes our 2023 Form 10-K; and
●	A proxy card or a voting instruction card for the Annual Meeting.

What information is contained in this proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board and Board committees, the compensation of our directors and current executive officers, and other required information.

How may I obtain a copy of Calavo’s 2023 Annual Report to Shareholders, Form 10-K and/or other financial information?

A copy of our 2023 Annual Report to Shareholders, which includes our 2023 Form 10-K, is available without charge at http://ir.calavo.com/financial-information or by emailing 2024proxy@calavo.com.

How may I request multiple sets of the Notice of Internet Availability of Proxy Materials or proxy materials if two or more shareholders reside in my household?

We have adopted a procedure called "householding." Under this procedure, we may deliver a single copy of the Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and the

2023 Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our Annual Meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and the 2023 Annual Report to any shareholder that elects not to participate in householding. Requests for additional copies of the Notice of Internet Availability of Proxy Materials, and if you requested printed version by mail, this proxy statement and 2023 Annual Report, and requests that in the future separate documents be sent to shareholders who share an address, should be directed via email to 2024proxy@calavo.com. In addition, you can call (805)525-1245, or write to 1141-A Cummings Road, Santa Paula, Ca 93060.

How may I request a single Notice of Internet Availability of Proxy Materials or set of proxy materials for my household?

If you share an address with another shareholder and have received multiple copies of our Notice of Internet Availability of Proxy Materials or, if you requested printed versions by mail, proxy materials, you may write us at the email address set forth in the preceding paragraph to request delivery of a single copy of these materials.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete each Calavo proxy card and voting instruction card that you receive.

Voting Information

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

●	The election of directors
●	The ratification of Calavo’s independent registered public accounting firm for the 2024 fiscal year
●	Advisory vote on executive compensation
●	Advisory vote on the frequency of holding future advisory votes on the executive compensation

We also will consider any other business that properly comes before the Annual Meeting. See “What is the deadline to propose actions for consideration at next year’s Annual Meeting of shareholders?” below.

Do directors and officers have an interest in matters to be acted upon at the Annual Meeting?

Directors and executive officers who are director nominees standing for election at the Annual Meeting have an interest in Proposal 1, the election of directors. Directors and executive officers do not have an interest in Proposal 2, the ratification of our independent registered public accounting firm. Our executive officers have an interest in Proposal 3 and Proposal 4 as they relate to the compensation of our named executive officers.

What happens if additional matters are presented at the Annual Meeting?

Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Steven Hollister and J. Link Leavens, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees are not available as candidates for directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR each of the eight nominees for election to the Board, FOR the ratification of our independent registered public accounting firm for the 2024 fiscal year, FOR the approval of the compensation of Calavo’s named executive officers, and FOR an advisory vote every year on executive compensation.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many Calavo shareholders hold their shares through a broker, or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and we are sending the Notice of Internet Availability of Proxy Materials or the proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability of Proxy Materials or the proxy materials are being forwarded to you by your broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares at the meeting, unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee should provide voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

What shares can I vote?

Each share of Calavo common stock issued and outstanding as of the close of business on the Record Date for the Annual Meeting, is entitled to be voted on all items being voted upon at the Annual Meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. On the Record Date, we had approximately 17.8 million shares of common stock issued and outstanding.

How can I vote my shares in person at the meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting.  Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on the Notice of Internet Availability of Proxy Materials or, for shares held beneficially in street name, the voting instructions provided by your broker, trustee or nominee.

Shareholders of record of Calavo common stock may submit proxies by following the instructions set forth in the Notice of Internet Availability of Proxy Materials or completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes, as applicable.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the Annual Meeting on April 24, 2024 at 1:00 p.m. Pacific Time.

If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

May I change my vote?

You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting on April 24, 2024 at 1:00 p.m. Pacific Time. If you are the shareholder of record, you may change your vote at any time before it is voted at the meeting by transmitting a new proxy bearing a later date (which automatically revokes the earlier proxy), or by sending a written notice of revocation to the Corporate Secretary for receipt prior to the meeting at the email address shown under the question below titled, “What is the deadline to propose actions for consideration at next year's Annual Meeting of shareholders?”. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Calavo or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to Calavo management.

How may I vote on each proposal?

In the election of directors, you may vote "FOR" or "WITHHOLD AUTHORITY" with respect to each of the nominees.

In the election of directors, you also may cumulate your votes as described in the question below titled, "Is cumulative voting permitted for the election of directors?"

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the proposal to ratify the appointment of our independent registered public accounting firm for the 2024 fiscal year.

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the advisory vote on executive compensation.

With respect to the frequency of future advisory votes on executive compensation, you may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote online or sign and return a proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of our independent registered public accounting firm, FOR the advisory approval of the compensation of Calavo’s named executive officers, and for a “1 YEAR” frequency of advisory votes on executive compensation).

What happens if a director nominee receives a greater number of “WITHHELD” votes than “FOR” votes?

If a director nominee in an uncontested election receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” that director’s election, the nominee must promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) will consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

What is the voting requirement to approve each of the proposals?

In the election of directors, the eight director candidates receiving the highest number of affirmative votes will be elected. Approval to ratify the appointment of our independent registered public accounting firm for the 2024 fiscal year, and approval of the advisory vote on executive compensation each requires the affirmative vote of a majority of those shares present in person or represented by proxy and voting on that proposal at the Annual Meeting. With respect to the advisory vote on the frequency of holding future advisory votes on executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency of the advisory vote on executive compensation that has been recommended by the shareholders.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters, but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Broker non-votes and abstentions will not affect the outcome of any of the proposals to be voted upon.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3) and the advisory vote on the frequency of holding future advisory votes on executive compensation (Proposal No. 4) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and, as a result, there may be broker non-votes on Proposals Nos. 1, 3 and 4.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock and there are 8 directors to be elected at the Annual Meeting, you may allocate 800 "FOR" votes (8 times 100) among as few or as many of the 8 nominees to be voted on at the Annual Meeting as you choose. You may not cumulate your votes against a nominee. The eight nominees receiving the highest number of votes will be elected.

If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the Annual Meeting, submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. Note that online voting does not support cumulative voting for directors by shareholders of record. Note also that cumulative voting for directors will not be allowed via the live webcast.  Shareholders who wish to vote cumulatively for directors should provide proxy instructions before the Annual Meeting at www.proxyvote.com. Shareholders will be able to vote cumulatively for directors in person at the Annual Meeting, but there will be no difference in the tallying of cumulative votes for directors provided through instructing a proxy in advance at www.proxyvote.com compared to voting in person at the Annual Meeting. Shareholders therefore need not attend the Annual Meeting in person simply to vote cumulatively for directors. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you vote online or by signing and returning a proxy card or voting instruction card with no further instructions, Steven Hollister and J. Link Leavens, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you withhold your vote.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the Record Date for the Annual Meeting, is entitled to one vote.

Who will serve as inspector of elections?

The inspector of elections will be a representative from investor communication company American Election Services, LLC.

Who will bear the cost of soliciting votes for the Annual Meeting?

We are making this solicitation and will pay substantially all of the costs of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Broadridge Financial Solutions, to assist with the distribution and tabulation of proxies from the shareholders of record. We will also reimburse banks, brokers or other nominees for their costs of sending our proxy materials to beneficial owners. Directors, officers or other employees of ours may also solicit proxies from shareholders in person, by telephone, facsimile transmission or other electronic means of communication without additional compensation.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results on a Form 8-K filed with the SEC within four business days of the Annual Meeting.

What if I have questions for Calavo’s transfer agent?

Please contact our transfer agent, contact information listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

Computershare Trust Company, N.A.

PO Box 505000

Louisville, KY 40233-5000

Overnight Delivery:

462 South 4th Street Suite 1600

Louisville, KY 40202

(800) 962-4284

Foreign Holders: (781) 575-3120

Shareholder website: www.computershare.com/investor

Shareholder online inquiries: www-us.computershare.com/Investor/Contact

Annual Meeting Information

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, the ratification of our independent registered public accounting firm, an advisory vote on executive compensation and an advisory vote on the frequency of holding future advisory votes on executive compensation.

Who can attend the meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the meeting or participate virtually.

Please contact 2023proxy@calavo.com if you plan on attending in person.

How many shares must be present or represented to conduct business at the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in the question above titled, “What is the voting requirement to approve each of the proposals?” are counted for the purpose of determining the presence of a quorum.

Shareholder Proposals, Director Nominations and Related Bylaw Provisions

What is the deadline to propose actions for consideration at next year's Annual Meeting of shareholders?

You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in our proxy statement for the Annual Meeting next year, the written proposal must be received by our Corporate Secretary, at our principal executive offices, no later than October 31, 2024 and must otherwise comply with

SEC rules relating to stockholder proposals, including with respect to the types of stockholder proposals that are appropriate for inclusion in a proxy statement. Proposals we receive after that date will not be included in the Company’s proxy statement for the 2025 annual meeting of shareholders. If the date of next year's Annual Meeting is moved more than 30 days before the anniversary date of this year's Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be emailed to 2025proxy@calavo.com.

In accordance with the advance notice provisions of our bylaws, notice of any proposal that a shareholder intends to present at the 2025 Annual Meeting of shareholders, but which the shareholder does not intend to have included in our proxy statement for next year’s Annual Meeting, as well as any director nominations by a shareholder, must be delivered to our Corporate Secretary at the email address specified in the preceding paragraph not earlier than the close of business on December 25, 2024 and not later than the close of business on January 24, 2025. Each such notice must be made by a shareholder of record and must also contain the information specified in our bylaws for director nominations and other shareholder proposals.

The deadline for providing notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a shareholder’s intent to solicit proxies in support of nominees submitted under the company’s advance notice bylaws for our 2025 annual meeting is February 23, 2025. Shareholders intending to provide such a notice must comply with all requirements of Rule 14a-19 in addition to all requirements under our bylaws, including the timing of notice requirements described above.

How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board's Nominating, Corporate Governance and Environmental Social and Governance Committee (the “ESG Committee”). Any such recommendations should include the nominee's name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above.

In addition, our bylaws permit a shareholder to nominate directors for election at an annual shareholders’ meeting, but only if the shareholder complies with the procedures that are set forth in the bylaws. See “What is the deadline to propose actions for consideration at next year's Annual Meeting of shareholders?” above.

How may I obtain a copy of Calavo’s Bylaw provisions regarding shareholder proposals and director nominations?

Please email 2024proxy@calavo.com for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making shareholder proposals. In addition, our bylaws are included as an exhibit in our filed form 10-K filed with the SEC on January 30, 2024.

How may I communicate with Calavo's Board of Directors?

You may submit an e-mail to our Board at boardmembers@calavo.com. All directors have access to this e-mail address.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees. Copies of our code of business conduct and ethics and our Board committee charters are posted on our website at http://www.calavo.com under “Investor Relations – Corporate Governance”.

Shareholders may request free printed copies of our code of business conduct and ethics and our Board committee charters by emailing 2024proxy@calavo.com.

Board Structure, Independence of Directors and Committee Composition

As of the date of this proxy statement, our Board has eight directors. The Board has recommended the election of the eight director nominees who are identified in this proxy statement.

On March 9, 2023, the Company informed Mr. Brian Kocher that his employment as President and Chief Executive Officer of the Company would be terminated without cause on March 10, 2023. Additionally, Mr. Kocher tendered his resignation from the Board of Directors on March 14, 2023, in accordance with the terms of his Employment Agreement, dated December 20, 2021.

The Board has determined that each of the following seven non-employee directors standing for election is independent under applicable NASDAQ rules: Marc L. Brown, Michael A. DiGregorio, James Helin, Kathleen Holmgren, Adriana Mendizabal, Steven Hollister, and Farha Aslam. In determining that Mr. Hollister and Ms. Aslam are independent, the Board considered their former service as interim executive officers, as well as the compensation received in connection with such service, and determined that such service and compensation does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director.

The Board has the following four committees: (1) Executive, (2) Audit, (3) Nominating, Corporate Governance and ESG and (4) Compensation. The membership during the last fiscal year and through the date of this proxy statement, and the function of each of the committees, are described below. During fiscal year 2023, the Board held seven meetings. Each director attended at least 75% of all Board and applicable committee meetings for which he or she served as a committee member during the period of time that each such director was a member of the Board. Directors are encouraged by the Board to attend the Annual Meetings of Calavo’s shareholders, and all of our directors attended the 2023 Annual Meeting of shareholders in person or virtually.

The Board has determined that each current member of the Audit Committee, Nominating, Corporate Governance and ESG Committee, and Compensation Committee is independent within the meaning of applicable NASDAQ rules, and that each current member of the Audit Committee is independent within the meaning of applicable rules of the SEC and NASDAQ regarding the independence of audit committee members and meets NASDAQ’s financial knowledge and sophistication requirement. The Board has also determined that each member of the Compensation Committee is a “non-employee director” within the meaning of applicable SEC rules and is independent within the meaning of applicable NASDAQ rules regarding the independence of compensation committee members.

Director	Executive Committee	Audit Committee	Nominating, Corporate Governance and ESG Committee	Compensation Committee
Farha Aslam			*	*
Marc L. Brown		*	*
Michael A. DiGregorio	*	**
Adriana Mendizabal		*	**
James Helin			*	*
Steven Hollister	**
Kathleen M. Holmgren	*			**
J. Link Leavens	*
Number of meetings in fiscal year 2023	1	5	4	6

*   Member.

** Chair.

Executive Committee. The Executive Committee exercises the authority of the Board of Directors when the Board is not in session, as permitted by law.

Audit Committee. The Audit Committee assists the Board and management in fulfilling their responsibilities for generally overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of our internal audit function and the independent registered public accounting firm. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on our financial statements; and reviews transactions with related persons. The Audit Committee works closely with management, as well as the independent registered public accounting firm.

The Board has determined that Michael A. DiGregorio is an audit committee financial expert as defined by SEC rules and applicable listing standards.

The report of the Audit Committee of the Board of Directors is included in the proxy statement on page 65. The charter of the Audit Committee is on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Nominating, Corporate Governance and ESG Committee. The Nominating, Corporate Governance and ESG Committee recommends candidates to be nominated for election as directors at our Annual Meeting, consistent with criteria approved by the Board; develops and reviews corporate governance principles and related policies for approval by the Board; periodically assesses the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; considers director candidates proposed by shareholders; reviews proposed changes to our Articles of Incorporation and Bylaws; and reviews shareholder proposals in conjunction with the Chairman of the Board and recommends Board responses.

Calavo believes sustainable practices support long term ecological balance, environmental soundness and social equity. Nominating, Corporate Governance and ESG Committee reviews and approves sustainability goals and progress towards those goals and reviews the Company’s annual published sustainability report. Calavo’s sustainability policies and annual sustainability report is posted on our website at www.calavo.com under “sustainability”.

The charter of the Nominating, Corporate Governance and ESG Committee is on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Compensation Committee. The Compensation Committee reviews and approves the Compensation Committee report required by the SEC for inclusion in the annual proxy statement and has authority to retain compensation consultants and other advisors. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation; determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing our equity-based and incentive compensation plans for executive officers; and recommending compensation policies and practices for service on the Board and its committees. For a description of the processes and procedures used by the Compensation Committee for the consideration and determination of executive and director compensation, see “Executive Compensation - Compensation Discussion and Analysis.”

The charter of the Compensation Committee is posted on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Board Operations

Board Leadership Structure

The leadership structure of the Board of Directors is centered on the concept of an appropriate balance between management and the Board of Directors.  The Board believes that it is in the best interest of Calavo and its shareholders for the Board to make a periodic determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon applicable facts and circumstances.  The Board believes that it is the best interest of Calavo and its shareholders that the positions of Chairman of the Board and Chief Executive Officer be separated.  The Board believes that this separation is desirable because it will allow our Chief Executive Officer, Lecil Cole, to focus on the operations of Calavo while our Chairman of the Board, Steven Hollister, focuses on long-range strategic issues and corporate governance.

Board Refreshment

The Board recognizes the importance of Board refreshment, and we accordingly allow for annual elections of all directors. The Nominating, Corporate Governance and ESG Committee evaluates the qualifications and performance of each incumbent director before recommending his or her nomination each year.

Self-Evaluations

The Board and each committee other than the Executive Committee have historically informally conducted annual self-evaluations. Beginning in 2021 the Nominating, Corporate Governance and ESG Committee implemented and oversaw a formalized process of self-evaluations, which includes interviews, discussions and written questionnaires.

The self-evaluations cover the following topics, among others:

•	Board and committee composition, including whether the Board has the right mix of diverse experience, background and ideas at policy-making levels;
•	Satisfaction with the performance of our Non-Executive Chairman, committee chairs and individual directors;
•	Satisfaction with Board materials, agenda setting and discussions, and access to senior management.

Sustainability

Sustainability has become increasingly important to our customers, employees, and business strategy, and we are focused on operating our business in a sustainable manner. Sustainability is a key topic of conversation in all material aspects of our business. Our sustainability strategy includes:

•	A commitment to long-term ecological balance, environmental soundness and social equity throughout our enterprise;
•	Exploring ways to optimize energy usage, reduce water consumption, and convert waste into compostable matter;
•	Partnering with leading organizations to reduce food waste, enhance our sustainable packaging initiatives, and reduce emissions; and
•	Ensuring the health and safety of our staff, engaging and supporting the communities in which we work, and delivering healthy and nutritious food.

The Sustainability Committee was merged with the Nominating and Corporate Governance Committee and renamed the Nominating, Corporate Governance and ESG Committee, which oversees our initiatives relating to sustainability and corporate social responsibility.

Our website’s sustainability section has more information, including our annual sustainability report. The information on our website is not part of this proxy statement.

Director Orientation and Continuing Education

New directors participate in an orientation program and receive materials and briefings to acquaint the director with our business, strategies and governance policies and other documents. Continuing education is provided for all directors through board materials and presentations, discussions with management, and visits to our facilities.

Risk Oversight

The Board provides oversight of our risk management processes. The Board performs this function as a whole and by delegating to its key committees, each of which meets regularly and reports back to the Board. The committees’ responsibilities are summarized below. While the Board and its committees oversee risk management, management is charged with managing enterprise risks. The Board recognizes that it is neither possible nor desirable to eliminate all risk; rather, the Board views appropriate risk taking as essential to our long-term success and seeks to understand and oversee critical business risks in the context of our business strategy, the magnitude of the particular risks and the proper allocation of our risk management and mitigation resources.

The Audit Committee is charged with overseeing risk management related to financial statements, financial reporting and disclosure processes, financial and other internal controls, and accounting. The Audit Committee also oversees the internal audit function and meets separately on a regular basis with the CFO, as well as the representatives of our independent registered public accounting firm, and the head of our internal audit department.

The Compensation Committee is charged with overseeing risk management related to our compensation philosophy and programs. The Compensation Committee reviews our incentive compensation arrangements to confirm incentive pay does not encourage inappropriate risk taking.

The Nominating, Corporate Governance and ESG Committee is charged with overseeing risk management related to governance policies and procedures, and board organization and membership. The Nominating, Corporate Governance and ESG Committee also oversees risk management related to sustainability and corporate responsibility, including, but not limited to, climate change, food safety and diversity.

Our internal control environment facilitates the identification and management of risks and regular communications with the Board. The Board and its committees receive regular reports from senior managers on areas of material risk, including operational, financial, strategic, competitive, reputational, legal and regulatory risks, and how those risks are managed. These reports are informed by such things as an annual information security audit by certified information security auditors. We further have training and compliance programs to prepare staff to identify and escalate risks, for example with regard to information security. Each Board committee has access to outside counsel and may engage independent counsel.

Director Nominees

Shareholder Nominees

The Nominating, Corporate Governance and ESG Committee will consider shareholder nominations for candidates for membership on the Board. In evaluating such nominations, the Nominating, Corporate Governance and ESG Committee seeks to achieve a balance of knowledge, experience and capability on the Board. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee's name and qualifications for Board membership and should be emailed to 2023proxy@calavo.com.

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual shareholders’ meeting by following the procedures set forth in our bylaws. See "Questions and Answers— What is the deadline to propose actions for consideration at next year's Annual Meeting of shareholders?” above.

Director Qualifications

The Nominating, Corporate Governance and ESG Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Calavo values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

Neither the Nominating, Corporate Governance and ESG Committee nor the Board has a written policy regarding the consideration of diversity in identifying director nominees. However, in recommending candidates for appointment or election to the Board, the Nominating, Corporate Governance and ESG Committee seeks to have a Board consisting of directors with diverse backgrounds, skills, experiences and expertise and considers factors such as industry experience, unique expertise, gender diversity and other background diversity and prior business leadership and board positions. The Board and the Nominating, Corporate Governance and ESG Committee will endeavor to nominate candidates in compliance with applicable federal or state laws and rules regarding board diversity.

Among our eight nominees for election to the Board, three self-identify as women, and three self-identify as an individual from an underrepresented community (meaning, an individual who self-identifies as Black, African American,

Hispanic, Latino, Asian, Pacific Islander, Native American, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender).

Identifying and Evaluating Nominees for Director

The Nominating, Corporate Governance and ESG Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating, Corporate Governance and ESG Committee will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating, Corporate Governance and ESG Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating, Corporate Governance and ESG Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating, Corporate Governance and ESG Committee and may be considered at any point during the year. As described above, the Nominating, Corporate Governance and ESG Committee considers shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating, Corporate Governance and ESG Committee. The Nominating, Corporate Governance and ESG Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

Director Compensation

Our director compensation program is designed to attract and retain highly qualified non-employee directors and to align their interests with the long-term interests of our stockholders. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board if it determines changes are needed. The Compensation Committee periodically reviews and considers information from its independent compensation consultant regarding the amounts and type of compensation paid to non-employee directors at companies within the same peer group the Compensation Committee utilizes to assess executive compensation.

Under the Calavo Growers, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), in no event shall the compensation payable by Calavo to a non-employee director for services performed as a non-employee director exceed $450,000 in the aggregate during any fiscal year, which limit shall be increased to $650,000 in the fiscal year of a non-employee director’s initial service as a non-employee director, and in no event shall the number of shares of common stock subject to stock and/or option awards exceed 20,000 shares during any fiscal year.

Annual Retainers and Equity

During fiscal 2023, non-employee directors received an annual cash retainer and certain directors received fees for serving in certain Board positions. Non-employee directors also received retainers for chair or committee service and were reimbursed for reasonable expenses incurred in connection with the performance of his or her service as a director.

Each of our non-employee directors was paid a $70,000 annual base retainer that applied to services rendered from November 1, 2022 through October 31, 2023 and was reimbursed for reasonable expenses incurred in connection with the performance of his or her service as a director. Non-employee directors are paid their retainer and fees for meetings attended on a quarterly basis. Directors are paid on a pro-rata basis if roles change during the year.

Directors may, from time to time, be compensated related to their involvement in special projects, as determined by the Board. Cash retainers and the fees are pro-rated for directors whose service lasts for less than a year. The compensation structure for our non-employee directors for fiscal 2023 is set forth in the following table:

Annual Retainer for Board Members	$70,000
Additional Annual Retainers
Board Chairman	$40,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$12.000
Nominating, Corporate Governance and ESG Committee Chair	$10,000
Audit Committee Members	$7,500
Compensation Committee Members	$6,000
Nominating, Corporate Governance and ESG Committee Members	$5,000
Executive Committee Members	$4,000

Target Annual Equity Compensation Award Grant Date Value	$120,000

During fiscal year 2023, the below table reflects which persons received additional annual retainers for service in the below roles.

Additional Annual Retainers	Name
Board Chairman	Steven W. Hollister
Audit Committee Chair	Michael A. DiGregorio
Compensation Committee Chair	Kathleen M. Holmgren
Nominating, Corporate Governance and ESG Committee Chair	Adriana Mendizabal

In fiscal year 2023, on December 1, 2022, non-employee directors were each granted 3,478 restricted shares (for a total of 34,780 shares) under the 2020 Plan at an approximate total grant date value per award of $120,000. These shares have full voting rights and participate in dividends as if unrestricted. The closing share price of our common stock on such grant date was $34.51. As of November 1, 2023, these shares vested and became unrestricted.

In fiscal year 2024, on November 1, 2023, non-employee directors were each granted 4,929 restricted units (for a total of 39,432 RSUs) under the 2020 Plan at an approximate total grant date value per award of $120,000. The closing share price of our common stock on such grant date was $24.35. As of November 1, 2024, these shares will vest and become unrestricted subject to continued service of the director through such vesting date.

Stock Ownership Guidelines for Non-Employee Directors

Our non-employee directors are subject to stock ownership guidelines as more fully described below in the section titled “Stock Ownership Guidelines”. Under these guidelines, non-employee directors are required to own equity in the Company with a cumulative value of at least $320,000, which is approximately equal to 460% of their current annual base retainer.

Except for our directors Farha Aslam (appointed to the Board in January 2021) and Adriana Mendizabal (appointed to the Board in December 2021), all of our non-employee directors have satisfied this stock ownership requirement.

Director Compensation Table

The following table summarizes compensation that our directors earned (in their capacity as a non-employee directors) during fiscal 2023 for services as members of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Marc Brown	82,500	120,026	202,526
Adriana Mendizabal(3)	87,500	120,026	207,526
Michael A. DiGregorio(3)	89,000	120,026	209,026
James Helin	81,000	120,026	201,026
Steven Hollister(3)	114,000	120,026	234,026
Kathleen M. Holmgren(3)	86,000	120,026	206,026
J. Link Leavens	74,000	120,026	194,026
Farha Aslam	76,000	120,026	196,026
(1)	The estimated grant date values for the above stock awards were computed in accordance with FASB ASC Topic 718. These amounts reflect our financial accounting expense for these awards in accordance with FASB ASC Topic 718 and will not necessarily reflect the actual value that may be realized by the grantees with respect to these awards. This value of a stock award is determined based on the number of shares granted multiplied by the closing share price of our common stock on the date of grant. Further discussion and assumptions utilized with respect to these valuations are set forth in Note 12 (Stock-Based Compensation) to our consolidated financial statements contained in our Annual Report on Form 10-K filed on January 31, 2024 for the fiscal year ended October 31, 2023.

(2)	The grant date aggregate fair value of restricted stock granted during fiscal year 2023 for the non-employee directors, computed in accordance with FASB ASC Topic 718, was $960,208. Such grants vested in full on December 1, 2023. The closing share price of our common stock at the grant date was $34.51 and the number of shares awarded to each grantee was 3,478.

(3)	As of the last day of fiscal 2023, Ms. Mendizabal, Ms. Holmgren and Mr. Hollister held stock options to acquire 10,000, 10,000 and 5,000 shares of our common stock, respectively. No other non-employee director held any stock options.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are eight nominees for election to our Board this year. All of the nominees have served as directors since the last Annual Meeting. Each director is elected annually to serve until the next Annual Meeting or until his or her successor is elected. There are no family relationships among our executive officers and directors.

The eight director candidates receiving the highest number of affirmative votes at the Annual Meeting will be elected. If a director nominee in an uncontested election receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” that director’s election, the nominee must promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) will consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

If you vote online or sign and return your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the eight persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

You may cumulate your votes in favor of one or more directors. If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the eight persons who will be voted upon at the Annual Meeting, and if you are a shareholder of record, you will need to return your proxy card or vote in person (not virtually) at the Annual Meeting in order to instruct or direct cumulative voting. See "Questions and Answers—Voting Information—Is cumulative voting permitted for the election of directors?" for further information about how to cumulate your votes.

All of the nominees have indicated to Calavo that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, Mr. Leavens and Mr. Hollister, will vote for a nominee or nominees designated by the Board.

Farha Aslam

Director Since: 2021

Age: 55

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Compensation Nom/ESG	Pilgrim’s Pride Corporation (Nasdaq: PPC) Green Plains Inc (Nasdaq: GPRE) AdvanSix Inc (NYSE: ASIX)

Ms. Aslam is Founder and has served as Managing Partner at Crescent House Capital, an investment and strategic advisory firm, since 2019. Previously, from 2004 to 2018, she was a Managing Director leading Stephens Inc.’s food and agribusiness equity research team, with prior roles as Vice President at Merrill Lynch and Risk Management Advisor at UBS.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Ms. Aslam’s experience as a financial expert and strategic adviser provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Marc L. Brown

Director Since: 2010

Age: 72

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Audit Nom/ESG	None

Mr. Brown was a member of TroyGould PC, a Los Angeles law firm, from 2000 until his retirement in 2020. Mr. Brown brings to the Board of Directors over forty years of experience counseling numerous public corporations in matters involving mergers and acquisitions, securities offerings, corporate governance, executive compensation and compliance with the United States securities laws.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Mr. Brown’s extensive legal experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Michael A. DiGregorio

Director Since: 2013

Age: 69

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Audit (Chair) Executive	None

Mr. DiGregorio is a Certified Public Accountant (inactive) who started his career at Deloitte. He has been Chief Financial Officer of public and private companies, including Korn Ferry, St. John Knits, Jafra Cosmetics, The Wackenhut Corporation, Atlantis Plastics and Gillette Iberia. He also served as President of Jafra Cosmetics USA. He retired from Korn Ferry in 2012. Mr. DiGregorio has been on seven different boards in the past ten years.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Mr. DiGregorio’s financial and leadership experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Adriana Mendizabal

Director Since: 2022

Age: 59

Independent

im
Committees:	Other public company boards:	Background	Key Qualification and Skills
Nom/ESG (Chair) Audit	None

Since 2023, Ms. Mendizabal has been North America President for Stanley Black & Decker, a diversified global provider of hand tools, power tools, and other products and services. Prior to this promotion, she held the position of Group President for Latin America for Stanley Black & Decker, a role she had held since 2019. Prior to Stanley Black & Decker, Ms. Mendizabal was with Nature’s Sunshine Products, a manufacturer and marketer of dietary supplements and personal care products, from 2012 to 2019 where she was Business Unit President and Global Chief Marketing & Innovations Officer. Prior to that she held roles at Visa USA, Herbalife, Johnson & Johnson, Kodak, PepsiCo-Mexico and Procter & Gamble.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Ms. Mendizabal’s track record as a leader who drives shareholder value and her international experience makes her an integral member of our board and a valued advisor to our leadership team.

James Helin

Director Since: 2011

Age: 81

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Compensation Nom/ESG	None

Mr. Helin has been Principal at JDH Associates, a management consulting firm, since 2002. Previously he was the President of Paramount Farms; Senior Vice President and Chief Marketing Officer for the Los Angeles Times; President of DMB&B a consumer advertising agency; Executive Vice President at Dailey & Associates; and Senior Vice President at DDB.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Mr. Helin’s consumer marketing and extensive leadership experience is an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Steven Hollister

Director Since: 2008

Age: 66

Independent/Chairman

Committees:	Other public company boards:	Background	Key Qualification and Skills
Executive (Chair)	None

Mr. Hollister has been a Managing Member of Rocking Spade, LLC, a diversified investor and developer with interests in ranching and commercial properties, since 2001. Previously Mr. Hollister was Vice President of Sunrise Mortgage & Investment Company, General Manager of Niven Family Wine Estates, Chief Operating Officer of Fess Parker Winery & Vineyard and Santa Barbara County Wine Center, and Senior Vice President of Central Coast Farm Credit.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Mr. Hollister’s diverse experience in finance and agriculture provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Kathleen M. Holmgren

Director Since: 2017

Age: 66

Independent/Lead Director

Committees:	Other public company boards:	Background	Key Qualification and Skills
Compensation (Chair) Executive	Extreme Networks (Nasdaq: EXTR)

Ms. Holmgren has been Principal of Sage Advice Partners, a management consulting practice, since 2006. Previously Ms. Holmgren worked as a Senior Vice President at Sun Microsystems, CEO at Mendocino Software and COO at Automation Anywhere.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Ms. Holmgren’s extensive leadership experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

J. Link Leavens

Director Since: 1987

Age: 72

Committees:	Other public company boards:	Background	Key Qualification and Skills
Executive	None

Mr. Leavens has been President and CEO of Leavens Ranches, LLC since 1973. Leavens Ranches farms 1,200 acres of lemons, avocados and grapes in Ventura and Monterey Counties. He has served as President of the Ventura County Farm Bureau, the Ventura County Resource Conservation District and was a founding member of the University of California Hansen Trust Advisory Committee. Leavens Ranches have been delivering avocados to Calavo since 1956.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Mr. Leavens’ experience in the agriculture industry provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Members of our Board self-identify as set forth in the table below:

Board Diversity Matrix (As of February 27, 2023 and February 26, 2024)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	1
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	1	4
Two or More Races or Ethnicities		1*
LGBTQ+
Did Not Disclose Demographic Background

*- One director identifies as both White and Latinx.

The Board of Directors unanimously recommends that you vote your shares “FOR” each of the eight nominees named above for election to the Board.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending October 31, 2024. We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP. During fiscal 2023, Deloitte & Touche LLP served as our independent registered public accounting firm. See "Principal Auditor Fees and Services" on page 64.

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by California law or our charter documents. However, the Board is submitting the Audit Committee’s selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified by our shareholders, the Audit Committee will consider whether it should select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of Calavo and its shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2024 fiscal year.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as set forth in Section 14A(a) of the Exchange Act, we are asking Calavo’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2018 Annual Meeting of shareholders, the shareholders approved an advisory measure that the shareholder advisory votes on executive compensation be held on an annual basis. The Board determined to follow the shareholders’ recommendations and to include an annual shareholder advisory vote on the compensation of Calavo’s named executive officers.

Calavo has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of Calavo’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Calavo’s ability to attract, retain and motivate individuals who can achieve superior financial results and significant growth. Please refer to "Executive Compensation—Compensation Discussion and Analysis" for an overview of the compensation of Calavo’s named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we are asking shareholders to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Calavo Growers, Inc., as disclosed in the 2024 proxy statement of Calavo Growers, Inc., pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, hereby is approved.

This vote is advisory and therefore is not binding on Calavo, the Compensation Committee of the Board, or the Board. However, the Board and the Compensation Committee value the opinions of Calavo’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of Calavo common stock present in person or represented by proxy and voting on the proposal at the Annual Meeting is required for advisory approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of Calavo’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

Pursuant to section 951 of the Dodd-Frank Act, as set forth in Section 14A(a) of the Exchange Act, we are asking Calavo’s shareholders to vote, on an advisory, non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of Calavo’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years, or they may abstain from voting on this proposal.

In 2018, our shareholders voted to hold the say-on-pay vote every year. Our practice has been to have annual non-binding advisory votes on the compensation of our executive officers. After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for Calavo and its shareholders at this time.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency of the advisory vote on executive compensation that has been recommended by the shareholders. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Calavo and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders based on factors including but not limited to future discussions with shareholders and/or the adoption of material changes to compensation programs. Shareholders may also abstain from voting on the proposal. Accordingly, the following resolution is submitted for an advisory shareholder vote at the annual meeting:

RESOLVED, that the highest number of votes cast by the shareholders of Calavo Growers, Inc. for the option set forth below shall be the preferred frequency of the company’s shareholders for holding an advisory vote on the compensation of the company’s executive officers who are named in the summary compensation table of the company’s proxy statement:

●	every year;

●	every two years; or

●	every three years.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of an advisory vote every year on the compensation of Calavo’s named executive officers.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of January 31, 2024, concerning beneficial ownership by:

●	Holders of 5% or more of our common stock;
●	Calavo directors and nominees and each of the executive officers named below in the Summary Compensation Table; and
●	Current directors and Calavo executive officers as a group.

The information provided in the table is based on Calavo's records, information filed with the SEC and information provided to Calavo. Percentage ownership is based on 17.8 million of common stock outstanding on January 31, 2024. The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire (within 60 days) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned as of January 31, 2024	Percent of Common Stock Beneficially Owned as of January 31, 2024
5% or Greater Shareholders
BlackRock Inc(2)	2,885,964	16.2%
Nuance Investments(4)	1,892,965	10.6
The Vanguard group(3)	1,380,777	7.8
Directors, Nominees and Named Executive Officers
Lecil Cole(8)	715,000	4.0
J. Link Leavens(5)	369,042	2.1
Steven Hollister(9)	41,702	*
James Helin	29,792	*
Michael A. DiGregorio(6)	28,042	*
Kathleen M. Holmgren(7)	25,542	*
Marc L. Brown	21,292	*
Adriana Mendizabal(10)	10,292	*
Farha Aslam	7,792	*
Ronald Araiza	4,310	*
Shawn Munsell	2,953	*
Graciela Montgomery	1,384	*
Paul Harrison	1,018	*
Helen Kurtz	-	*
Brian Kocher	-	*
Danny Dumas	-	*
All directors and executive officers as a group (17 persons)	1,261,961	7.1

*    Less than 1.0%.

(1)	Unless otherwise indicated, the address of each individual is 1141-A Cummings Road, Santa Paula, California 93060.

(2)	The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. This information is based upon a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 22, 2024, and may not reflect the current number of shares of common stock held by BlackRock, Inc. BlackRock, Inc. maintains sole voting power over 2,853,225 shares of our common stock and sole dispositive power over 2,885,964 shares of our common stock.
(3)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. This information is based upon Schedules 13G/A filed by The Vanguard Group with the SEC on February 9, 2023, and may not reflect the current number of shares of common stock held by The Vanguard Group. The Vanguard Group maintains shared voting power over 29,679 shares of our common stock, sole dispositive power over 1,411,029 shares of our common stock and shared dispositive power over 46,325.
(4)	The address of Nuance Investments is 4900 Main Street, Suite 220, Kansas City, MO 64112. This information is based upon Schedules 13G/A filed by Nuance Investments with the SEC on April 6, 2023, and may not reflect the current number of shares of common stock held by Nuance Investments. Nuance Investments maintains sole voting and sole dispositive power over 1,892,965 shares of our common stock.
(5)	Includes 282,572 shares held by Mr. Leavens that are owned of record by partnerships of which Mr. Leavens is a partner.
(6)	Mr. DiGregorio has pledged 20,750 shares as security in a margin account. This pledge was placed prior to Calavo adopting its anti-pledging policy in 2021.
(7)	Includes 10,000 shares that may be acquired upon the exercise of outstanding stock options.
(8)	Includes 200,000 shares that may be acquired upon the exercise of outstanding stock options.
(9)	Includes 5,000 shares that may be acquired upon the exercise of outstanding stock options.
(10)	Includes 4,000 shares that may be acquired upon the exercise of outstanding stock options.

TRANSACTIONS WITH RELATED PERSONS

Calavo has adopted a written policy for approval of transactions between Calavo and its directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of Calavo. In making that determination, the Audit Committee takes into account, among other factors it deems appropriate:

●	The extent of the related person's interest in the transaction;
●	Whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;
●	The benefits to Calavo;
●	The impact or potential impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;
●	The availability of other sources for comparable products or services; and
●	The terms of the transaction.

The Audit Committee has delegated authority to the chair of the Audit Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $200,000. A summary of any new transactions pre-approved by the chair is provided to the full Board of Directors for its review in connection with the Board’s regularly scheduled meetings.

The Audit Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

1.	Director compensation approved by the Board or the Compensation Committee;
2.	Transactions valued at the lesser than $200,000 or 2% of the other company's consolidated gross revenues, where the related person has an interest only as an employee (other than executive officer), director or beneficial holder of less than 10% of the other company's shares;
3.	Transactions where all shareholders receive proportional benefits; and
4.	Avocados delivered to us from our directors pursuant to our customary marketing agreements, as discussed below.

One director and our chief executive officer are controlling shareholders, partners, executive officers and/or employees of entities that marketed in excess of $120,000 per year of avocados through us pursuant to customary marketing agreements during the 2023 fiscal year. During the fiscal year ended October 31, 2023, we paid the following amounts to one director and our chief executive officer or to an entity affiliated with respect to avocados marketed through us:

Director	Amounts paid to director or affiliated entity pursuant to marketing agreements
J. Link Leavens	$2,695,472
Lecil Cole	$3,068,556

We did not have any amounts due to Board members or Mr. Cole as of October 31, 2023.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis explains the material elements of the compensation that was awarded to, earned by, or paid to each of our executive officers who is named below in the Summary Compensation Table during our 2023 fiscal year. Those executive officers are referred to as the “named executive officers.”

At the 2023 Annual Meeting of the shareholders, shareholders approved by 95% of the shares voting on an advisory basis the compensation of the named executive officers of Calavo as disclosed in Calavo’s 2023 proxy statement. The Compensation Committee considers the results of this annual “Say on Pay” shareholder vote, together with the other factors discussed in this CD&A, as it considers appropriate when it reviews and approves our compensation program and compensation packages provided to our named executive officers.

Governance Highlights

We are committed to having strong governance practices with respect to our compensation programs, practices and procedures. We believe that these practices reinforce our emphasis on tying executive compensation to performance. The following chart highlights some of our governance practices with respect to executive compensation:

What We Do	What We Do Not Do
✓ Place a heavy emphasis on variable “at-risk” compensation	✘ No significant perquisites
✓ Cap annual incentive award opportunities at 200% of target levels	✘ No “single trigger” severance payments owing solely on account of the occurrence of a change in control event
✓ Maintain share ownership and retention guidelines for executives and directors	✘ No excise tax gross-ups upon a change in control
✓ Utilize an independent compensation consulting firm	✘ No stock option or stock appreciation rights (“SAR”) repricing without shareholder approval

Executive Officers

The following table sets forth the name, age and position of individuals who hold positions as executive officers of Calavo as of February 26, 2024. There are no family relationships between any director or executive officer and any other director or executive officer of our company. Executive officers are elected by our board of directors and serve at the discretion of the board.

Name	Age	Position
Lecil Cole	84	Chief Executive Officer
Shawn Munsell	48	Chief Financial Officer
Mike Browne	64	Executive Vice President Sales & Operations
Ronald Araiza	64	Executive Vice President Fresh Foods
Paul Harrison	46	Executive Vice President RFG Prepared

Lecil Cole served as our Chairman of the Board of Directors, Chief Executive Officer and President from 1999 until his retirement in 2020.  He retired as a director of the Company in 2021. In March 2023, the Company reinstated Mr. Cole as our Chief Executive Officer. Prior to joining Calavo, Mr. Cole served as an executive of Safeway Stores and as the Chairman of Central Coast Federal Land Bank.  Mr. Cole farms a total of approximately 4,400 acres in California on which avocados and cattle are produced and raised.

Shawn Munsell has served as our Chief Financial Officer since June 2022. Prior to his appointment as Chief Financial Officer, Mr. Munsell led the finance and accounting function for Tyson Foods’ (NYSE: TSN) chicken segment, from 2018 to 2022, as Senior Vice President of Finance and Accounting. From 2015 to 2018, he served as Tyson’s Treasurer. Prior to Tyson, Mr. Munsell was with CF Industries, serving in a variety of roles with progressive responsibility for the nitrogen products manufacturer.

Mike Browne has served as our Vice President from May 2005 to December 2019. From 1997 until joining us, Mr. Browne served as the founder and co-owner of Fresh Directions International, a closely held multinational fresh produce company, which marketed fresh avocados from Mexico, Chile, and the Dominican Republic. From December 2019 to September 2021, Mr. Browne was the Chief Operating Officer of Mission Produce. Mr. Browne returned to Calavo in June 2023. In August 2023, the board appointed Mr. Browne as Executive Vice President Sales and Operations.

Ronald Araiza has served as our Vice President since January 2017 until a brief hiatus from October 2022 to June 2023. Mr. Araiza has approximately twenty years of experience as a Vice President at Mission Produce and Del Rey Avocado. Mr. Araiza is also a past alternate board member of the California Avocado Commission. In August 2023, the board appointed Mr. Araiza as Executive Vice President Fresh Foods.

Paul Harrison was promoted to Executive Vice President in August 2023. Paul Harrison has been with the Company since February 2020 as Vice President of Operations. Before joining Calavo, Mr. Harrison was the Director of Operations at Fresh and Easy from October 2007 to December 2015 and the Director of Operations at True Fresh from January 2016 to May 2017.

Our executive officers are elected annually and serve at the discretion of the Board. There are no family relationships among any of our executive officers, directors or director nominees. There have been no material proceedings to which any director, director nominee, executive officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, director nominee, executive officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. There are no arrangements or understandings with another person pursuant to which any of our executive officers or directors were selected as an executive officer or director. There are no agreements or arrangements between any director or any director nominee, and any person or entity other than us, relating to compensation or payment in connection with such director or director nominee’s candidacy or service.

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board oversees the design and administration of the compensation program for our executive officers. The Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

●	attract, motivate and retain talented and dedicated executive officers;

●	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

●	reinforce business strategies and objectives for enhanced shareholder value.

To achieve these goals, the Compensation Committee maintains compensation plans that tie a portion of executive officers’ overall compensation to company performance. The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Compensation Committee believes are comparable with those of executive officers at other public companies having a similar size and, generally, line of business, while taking into account our relative performance and our own strategic goals.

The principal elements of our executive compensation program are base salaries, annual cash bonus awards that are based upon the achievement of financial performance measures, restricted stock grants, and other benefits and perquisites. Our other benefits and perquisites consist of life, disability and health insurance benefits, a qualified 401(k) savings plan and automobile allowances. The Compensation Committee also awards discretionary cash and/or stock-based bonuses in appropriate circumstances.

We view these components of compensation as related, but distinct. Although the Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. The Compensation Committee’s goal is that the compensation elements work together to create a highly motivating plan that rewards performance and achievement of financial and non-financial goals. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

The Compensation Committee typically performs an annual strategic review of our executive officers’ compensation to determine whether such compensation provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other similarly situated companies. The Compensation Committee’s most recent annual strategic review occurred in 2023.

From time to time, the Compensation Committee’s meetings involve, for all or a portion of each meeting, the Compensation Committee members, our Chief Executive Officer, our Chief Financial Officer, our Chief Human Resources Officer, a recording secretary and/or other Board members. For compensation decisions relating to executive officers other than our Chief Executive Officer, the Compensation Committee considers recommendations from our Chief Executive Officer.

When determining compensation for our Chief Executive Officer, the Compensation Committee considers such factors as competitive industry salaries, an assessment of the Chief Executive Officer’s contributions made during the preceding year and his industry expertise. Our Chief Executive Officer does not attend the portion of the Compensation Committee’s meetings regarding his compensation.

Review of Compensation Surveys

The Compensation Committee believes that it is important when making its compensation-related decisions to be informed as to the current practices of similarly situated companies. As a result, the Compensation Committee, from time to time, reviews broad-based third-party surveys and other information collected from public and private sources regarding the compensation for executive officers of comparably sized companies. The Compensation Committee considers the information in these surveys in connection with establishing the base salaries, performance-compensation awards, equity awards and other benefits and perquisites for our named executive officers.

During fiscal 2023, the Compensation Committee retained an independent management consulting company, Korn Ferry. The Compensation Committee received from Korn Ferry reports that provided analyses and recommendations regarding compensation for Calavo’s non-employee directors and executive officers, including information about compensation for peer group companies, updates on executive compensation market trends and recommendations regarding short-term and long-term executive compensation incentive programs. The Compensation Committee received an updated analysis regarding compensation for non-employee directors and executive officers in October 2022 and in August 2023 and incorporated certain data from the updated analysis into non-employee director and executive compensation plans for fiscal years 2023 and 2024, respectively.

Pursuant to applicable SEC and NASDAQ rules, the Compensation Committee assessed the independence of Korn Ferry and determined that it is an independent compensation consultant.

The Compensation Committee analyzed whether Korn Ferry has any conflict of interest, taking into consideration the following factors: (i) the provision of other services to Calavo by Korn Ferry; (ii) the amount of fees paid by Calavo to Korn Ferry as a percentage of the firm’s total revenue; (iii) Korn Ferry’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Korn Ferry or the individual compensation advisors employed by the firm with an executive officer of Calavo; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of Calavo owned by Korn Ferry or the individual compensation advisors employed by the firm. The Compensation Committee has determined, based on its analysis of the above factors, that the work of Korn Ferry and the individual compensation advisors employed by Korn Ferry as compensation consultants to Calavo has not created any conflict of interest.

The Compensation Committee does not believe that the compensation of our named executive officers should be established solely by reference to the compensation programs of other companies or that the compensation of our named executive officers should be set as a specified percentage of the average compensation that is paid to executive officers of other companies. However, the Compensation Committee believes that collecting and reviewing this compensation survey information is a useful resource in providing information about current compensation practices and in confirming that Calavo’s executive compensation program remains competitive.

Base Salaries

We provide our named executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually, and increases are based on Company as well as individual performance. Below is a summary of base salary information for our named executive officers who are currently employed by the Company.

On March 8, 2023, Lecil Cole was appointed as the Company’s President and Chief Executive Officer, effective as of March 10, 2023. In connection with such appointment, Calavo entered into an employment agreement with Mr. Cole, pursuant to which Calavo will pay Mr. Cole an annual base salary of $64,480, which amount will be increased as necessary to match the minimum wage mandated by law for an exempt employee.

On June 10, 2022, Shawn Munsell and Calavo entered into an employment agreement, and he was appointed to serve as Chief Financial Officer of Calavo, with such service commencing on June 20, 2022. Mr. Munsell’s initial annual base salary was $415,000. In February 2023, Mr. Munsell’s annual base salary increased to $430,000.

On August 24, 2023, Michael Browne was appointed as Executive Vice President of Fresh Foods. Mr. Browne’s initial annual base salary is $430,000.

On August 24, 2023, Ronald Araiza was appointed as Executive Vice President of Sales and Operations. Mr. Araiza’s initial annual base salary is $430,000.

On August 24, 2023, Paul Harrison was appointed as Executive Vice President of RFG Prepared. Mr. Harrison’s initial annual base salary is $430,000.

Our named executive officers’ annual base salaries for the 2023 fiscal year were as follows:

Executive Officer	Base Salary for Fiscal 2023
Lecil Cole, Chief Executive Officer	$64,480
Shawn Munsell, Chief Financial Officer	430,000
Ronald Araiza, Executive Vice President Fresh Foods	430,000
Paul Harrison, Executive Vice President RFG Prepared	430,000
Graciela Montgomery, Former Chief Human Resources Officer	360,000
Helen Kurtz, Former Senior Vice President and General Manager of Calavo Prepared	430,000
Danny Dumas, Former Senior Vice President and General Manager of Calavo Grown	415,000
Brian Kocher, Former Chief Executive Officer	800,000

Annual Performance-Based Awards

In January 2022, the Compensation Committee separated the performance-based awards into two plans: a Short-Term Incentive Plan and a Long-Term Incentive Plan.

Short-Term Incentive Plan (STIP)

The Short-Term Incentive Plan was established in fiscal year 2022 in order to align a portion of compensation with company performance. The STIP included several design changes for fiscal year 2022 compared to the prior fiscal year’s annual incentive awards as follows:

●	The Compensation Committee replaced adjusted net income with Adjusted EBITDA[1] as the metric on which performance is measured, which better focuses the organization on profit enhancement, cash flow generation, and the longer term;
●	The Compensation Committee believes setting targets based on Adjusted EBITDA better aligns management’s incentives with operating performance;
●	This financial measure, Adjusted EBITDA, will determine 80% of the payout to named executive officers (the EBITDA Component”) with the other 20% based on individual performance, over which the Compensation Committee has discretion to adjust on a case by case basis (the “Individual Component”);

1 The non-GAAP measures adjusted EBITDA is not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules.

The way the Company measures EBITDA, adjusted EBITDA, and adjusted net income may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

●	Any potential restricted stock or RSU awards are moved to a new Long-Term Incentive Plan (described below);
●	The eight bracketed levels of performance previously utilized in the fiscal year 2021 Annual Performance-Based Bonus were replaced by a threshold, target and maximum opportunity structure;
●	For the EBITDA Component, if the threshold Adjusted EBITDA threshold is not met, then no STIP awards are paid irrespective of the Individual Component performance[2]. Linear interpolation will be applied to the EBITDA Component for performance that falls between the threshold, target and maximum Adjusted EBITDA goals.
●	Awards under the 2022 STIP are capped at 200% of target for the EBITDA Component and 100% of target for the Individual Component.

Fiscal Year 2023 Potential STIP Compensation and Goals

For the 2023 fiscal year, each named executive officer listed below was eligible to receive a performance-based cash bonus according to the following schedule (none of the other named executive officers participated in the STIP for the 2023 fiscal year):

Named Executive Officer ($, except as specified)	Target Bonus (% of Base Salary)	Payout at Performance Threshold ($)	Payout at Performance Target ($)	Payout at Performance Maximum ($)
Brian Kocher	100%	320,000	800,000	1,440,000
Shawn Munsell	60%	99,600	249,000	448,200
Graciela Montgomery	50%	72,000	180,000	324,200
Danny Dumas	50%	83,000	207,500	373,500
Helen Kurtz	50%	86,000	215,000	387,000
Paul Harrison	30%	31,800	79,500	143,100

Note: Illustration of payout at each of Threshold, Target, and Maximum includes the Individual Component at 100%, regardless of performance on the EBITDA Target and the EBITDA Component at its respective level.

For fiscal year 2023, the Adjusted EBITDA goals were $40 million, $57.5 million, and $75 million for the threshold, target, and maximum potential award payouts, respectively.

Fiscal Year 2023 Results

Our EBITDA for fiscal 2023 was $22.0 million. Excluding certain items, Adjusted EBITDA in fiscal 2023 was $31.3 million. Since the initial threshold was not met, the Compensation Committee concluded bonuses under the STIP should not be awarded to each named executive officer.

Long-Term Incentive Plan (LTIP)

In January 2022, the Compensation Committee determined that RSUs should be awarded as part of a separate long-term incentive plan rather than as part of the annual incentive program. Design changes in this new LTIP as compared to the equity component of the prior year’s annual incentive program included that 50% of the award vests contingent on achieving certain performance goals (i.e., PRSUs) and 50% of the award vests annually over three years to support retention (i.e., RSUs). Awards issued pursuant to the LTIP are granted under the 2020 Plan.

PRSU design features:

●	Performance criteria is based on a three-year cumulative performance window as compared to the prior plan which utilized a single year’s performance.
●	Performance goals include three equally weighted metrics (Net Sales, Adjusted EBITDA, and Return on Invested Capital (ROIC)3) on which to measure cumulative three-year performance. The Compensation Committee believe these metrics enhance alignment among management and shareholders’ interests.
●	The eight bracketed levels of performance utilized in the fiscal year 2021 LTIP was replaced by a threshold, target and maximum opportunity structure.
●	Linear interpolation will be applied to performance that falls between the threshold, target and maximum goals, with no contribution to vesting for performance below threshold for any of the metrics, respectively; and
●	Awards are capped at 200% of target.

LTIP restricted stock units (PRSUs and RSUs) are awarded annually according to the target percentages (percentages of base salary noted below) determined by the Compensation Committee according to job band and each named executive officer’s contribution to Company performance at the time of grant.

Mix of Long-Term Incentive Awards

●	PRSUs (50%, at Target performance). PRSU awards are based on three-year aggregate performance targets (equally weighted metrics of: (i) Net Sales, (ii) Adjusted EBITDA, (iii) Return on Invested Capital (ROIC)). Earned PRSUs vest entirely on the third anniversary of the grant and are granted on a linear scale between each of the markers noted below (Performance Threshold (50%), Performance Target, and Performance Maximum (200%)).
●	RSUs (50%). RSUs vest annually in equal amounts over the three-year LTIP term, subject to the grantee’s continued service, providing a multi-year retention incentive.

3 Return on Invested Capital (ROIC) is a ratio based on both GAAP and non-GAAP financial measures. ROIC is defined as Net Operating Profit After Tax (NOPAT) divided by average Total Capital (average of the current and prior periods’ ending Total Capital balances). NOPAT is defined as EBIT less tax (the tax provision recorded on the Company’s GAAP financial statements). EBIT is defined as operating income (loss) (as recorded in the Company’s GAAP financial statements) adjusted for one-time items (those items which are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years). Total Capital is defined as Total Debt (total borrowings including finance leases and excluding operating leases) plus Total Shareholder’s Equity.

The number of PRSUs and RSUs granted is based on the closing price per share of the Company’s common stock on the grant date. If PRSU awards are earned, as determined by the Compensation Committee, the PRSUs will be paid out upon vesting in shares of Company common stock based on the degree of performance attained. While LTIP awards vest as noted above, certain events, such as death or a change in control, may cause awards to vest immediately.

Fiscal Year 2023 Long-Term Incentive Plan (LTIP)

For the fiscal year 2023 LTIP, each named executive officer listed below was eligible to receive the following RSUs (none of the other named executive officers participated in the LTIP for the 2023 fiscal year):

Named Executive Officer ($, except as specified)	Total Target LTIP (RSU) Opportunity for 2023 (% of Base Salary)	Target Award ($)	Number of RSUs
Brian Kocher	100%	400,000	11,591
Shawn Munsell	60%	124,500	3,608
Graciela Montgomery	46%	82,500	2,400
Danny Dumas	50%	103,750	3,007
Helen Kurtz	50%	107,500	3,116
Paul Harrison	30%	39,750	1,152

For the fiscal year 2023 LTIP, each named executive officer listed below was eligible to receive the following PRSUs:

Named Executive Officer ($, except as specified)	Total Target LTIP (PRSU) Opportunity for 2023 (% of Base Salary)	PRSUs Vesting at Performance Threshold	PRSUs Vesting at Performance Target	PRSUs Vesting at Performance Maximum
Brian Kocher	100%	5,796	11,591	23,182
Shawn Munsell	60%	1,804	3,608	7,216
Graciela Montgomery	46%	1,200	2,400	4,800
Danny Dumas	50%	1,504	3,007	6,014
Helen Kurtz	50%	1,558	3,116	6,232
Paul Harrison	30%	576	1,152	2,304

On December 1, 2022, Calavo granted the following RSUs and PRSUs and the grant date share price of our common stock was $34.51 per share. Subject to continued service, a grantee’s RSUs vest in three equal installments on November 1st of each of 2023, 2024 and 2025.

Executive Officer	Target Awards ($)	RSUs	PRSUs
Brian Kocher	800,000	11,591	11,591
Shawn Munsell	249,000	3,608	3,608
Graciela Montgomery	165,000	2,400	2,400
Danny Dumas	207,500	3,007	3,007
Helen Kurtz	215,000	3,116	3,116
Paul Harrison	79,500	1,152	1,152

The estimated grant date values for the above stock awards were computed in accordance with FASB ASC Topic 718 and will not necessarily reflect the actual value that may be realized by the grantees with respect to these awards.  This value of a stock award is determined based on the number of shares granted multiplied by the closing share price of our common stock on the date of grant.

As of October 31, 2023, although PRSU shares are still outstanding, it is not probable that any of the PRSUs for the 2022 or 2023 three-year cumulative performance grant will satisfy the performance vesting criteria.

NEW COMPENSATION ARRANGEMENTS FOR FISCAL 2024

Fiscal Year 2024 Annual Performance-Based Bonus Awards

During each fiscal year, the Compensation Committee evaluates our compensation practices in light of the objectives of the compensation program.  As a result of this evaluation, the Compensation Committee determined that the executive compensation structure for fiscal 2024 will consist of a base salary and a performance-based bonus. The performance-based bonus is tied to achievement of adjusted net income targets established for fiscal 2024.

The Compensation Committee believes that basing bonuses on the achievement of specified levels of adjusted net income better aligns executive compensation with Company performance.  A named executive officer’s entitlement to a performance-based payment is not accelerated in the event of the executive officer’s termination of employment.

In January 2024, the Compensation Committee established performance-based compensation award targets for the named executive officers for the 2024 fiscal year.

●	Awards are determined according to achievement of various adjusted net income targets
●	Target awards will equal 100% of executive base salary, while maximum awards will equal 200% of executive base salary and minimum awards will equal 50% of executive base salary
●	Awards are graduated between performance levels rather than determined by linear interpolation
●	No award will be paid if the adjusted net income threshold is not achieved
●	The Compensation Committee reserves the right to pay up to half of the earned bonus in RSUs that would vest over 36 months

Named Executive Officer (1) ($, except as specified)	Target Bonus (% of Base Salary)	Payout at Performance Threshold ($)	Payout at Performance Target ($)	Payout at Performance Maximum ($)
Shawn Munsell	100%	215,000	430,000	860,000
Mike Browne	100%	215,000	430,000	860,000
Ronald Araiza	100%	215,000	430,000	860,000
Paul Harrison	100%	215,000	430,000	860,000

(1)	Lecil Cole is not eligible for the above performance-based bonus awards.

Other Stock Awards

On March 8, 2023, Calavo determined to appoint Lecil Cole as the Company’s President and Chief Executive Officer, effective as of March 10, 2023. In connection with such appointment, the Company entered into an employment agreement with Mr. Cole, the Company agreed to award Mr. Cole a stock option on March 10, 2023 to purchase 500,000 shares of the Company’s common stock pursuant to the 2020 Plan, at a per share exercise price of $24.39, which will vest in the following four tranches upon satisfaction of the milestones described below (the “Milestones”):

(i)200,000 shares subject to the option shall vest and become exercisable on March 10, 2024 subject to continued service through such date;

(ii)100,000 shares subject to the option shall vest and become exercisable (1) if the closing price per share of the Company’s common stock, as reported by The Nasdaq Stock Market, is greater than or equal to $50.00 (the “Target Share Price”), and (2) the average closing price per share of the Company’s common stock for any thirty (30) day period following achievement of the Target Share Price (the “Thirty-day Average Share Price”), is greater than or equal to $50.00, as reported by Nasdaq;

(iii)100,000 shares subject to the option shall vest and become exercisable (1) upon achievement of the Target Share Price, and (2) the Thirty-day Average Share Price is greater than or equal to $60.00, as reported by Nasdaq; and

(iv)100,000 shares subject to the option shall vest and become exercisable (1) upon achievement of the Target Share Price, and (2) the Thirty-day Average Share Price is greater than or equal to $70.00, as reported by Nasdaq;

provided, however, that satisfaction of each Milestone is subject to Mr. Cole continuing as the President and Chief Executive Officer of the Company through each vesting event; and provided further that regardless of when Mr. Cole achieves the Milestones set forth in subsections (ii) through (iv) above, the applicable tranche can only vest on or after March 10, 2024. All other terms and conditions of the option shall be governed by the terms and conditions of the Company’s 2020 Plan and the stock option agreement between the Company and Mr. Cole.

Other Compensation Practices, Policies and Guidelines

Benefits and Perquisites

Benefits and perquisites are designed to attract and retain key employees. Currently, our named executive officers are eligible to participate in benefit plans available to all employees, including our 401(k) plan and general health and welfare benefits. We have a defined contribution 401(k) plan that allows for immediate participation and vesting. This 401(k) plan matches 100% of the first 3% contributed and 50% of the next 2% for a maximum of 4% of compensation. General health and welfare benefits and our 401(k) plan are provided to substantially all of our full-time U.S. employees. In addition, we provide a car allowance to each of our named executive officers. We provide these benefits to create additional incentives for our named executive officers and to remain competitive in the general marketplace for executive talent.

Stock Ownership Guidelines

The Board believes the interests of its directors and Executive Officers are best aligned with shareholders when the directors and Executive Officers are personally invested in the Company beyond their thought and service leadership. The term “Executive Officers” means any “officer” as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended. In fiscal 2022, the Board updated and materially increased its stock holding requirements for non-employee directors and Executive Officers. Each of our directors are required to own equity in the Company with a cumulative value of $320,000. Our Chief Executive Officer is required to own equity in the Company with a cumulative value of at least 500% of his or her annual base salary. All other Executive Officers are required to own equity in the Company with a cumulative value of at least 200% of his or her annual base salary. Directors and Executive Officers have until August 29, 2027, or if later, five years from the date the director is elected or Executive Officer is appointed, to comply with these stock ownership requirements.

The minimum share ownership levels for each Executive Officer or director will be determined annually as of January 31 of the applicable year based on the then-current annual base salary and the average daily closing price per share of the Company’s common stock for the month of January, or the fair market value on the date the shares of common stock or equity award were acquired, whichever is greater.

In the event an Executive Officer or director’s ownership guidelines are not achieved after the applicable five-year period, each Executive Officer and director is expected to retain not less than 50% of the number of shares awarded to him or her under the 2020 Plan, net the number of shares the Executive Officer or director has applied to the payment of taxes on such awards. Progress towards meeting the guidelines will be presented to the Board at least annually in such manner as requested by the Board.

The following types of equity will be counted toward the stock ownership requirement: shares owned directly; shares owned jointly with or separately by a spouse; shares held in trust for the benefit of the holder, the holder’s spouse and/or the holder’s children; restricted shares, including shares granted but not yet vested; vested RSUs; and unvested RSUs. Unvested PRSUs and unexercised stock options do not count toward meeting the stock ownership requirements.

All of our directors and executive officers have satisfied this stock ownership requirement.

Clawback Provisions

Under the employment agreements for the named executive officers, any incentive-based compensation, or any other compensation, paid is subject to recovery by Calavo under any law, government regulation or stock exchange listing requirement and will be subject to such deductions and “clawback” as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or which is subject to recovery under any clawback policy adopted by Calavo that is applicable to its executive officers.  Calavo will make any determination for clawback or recovery in accordance with its determination of any applicable law or regulation and based upon its review of any clawback policy adopted by Calavo.

In December 2022, the Compensation Committee adopted a clawback policy applicable to Calavo’s current and former executive officers. The clawback policy applies to Incentive Compensation (as defined in the policy and described below) approved, awarded or granted on or after December 1, 2022 and provides that in the event Calavo is required to prepare an accounting restatement of its financial statements due to Calavo’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation subject to the policy received by a covered executive during the three completed fiscal years immediately preceding the date on which Calavo is required to prepare an accounting restatement. The policy defines Incentive Compensation as any compensation granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure, which in turn is a measure determined and presented in accordance with the accounting principles used in preparing Calavo’s financial statements, and any measure that are derived wholly or in part from such measures. The amount to be recovered will be the excess of the Incentive Compensation paid to the covered executive based on the erroneous data over the Incentive Compensation that would have been paid to the covered executive had it been based on the restated results, as determined by the Board. Such amount will be computed without regard to any taxes paid by the Covered Executive.

In addition, under the terms of the 2020 Plan, if, due to the material noncompliance of the Company with any financial reporting requirement of the United States securities laws, rules and regulations, the Company is required to prepare an accounting restatement of its financial statements, the Company will take the following actions with respect to each award that was granted under the 2020 Plan during the three-year period preceding the date on which the Company becomes required to prepare such restatement, regardless as to whether such restatement is attributable to any 2020 Plan Participant’s (“Participant”) or other person’s negligence, fraud or other misconduct:

(i)	If an award is unpaid, unvested or unexercised, the Company will cancel all or a portion of the award, if and to the extent that the Compensation Committee determines that the award to the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the award that the Participant would have received based upon the Company’s restated financial statements;

(ii)	If any shares have been issued by the Company to the Participant under the award and have vested, the Participant will be required to transfer to the Company, for no consideration, all or a portion of such shares or a cash amount equal to the fair market value of such shares as of the date of the restated financial statements, if and to the extent that the Compensation Committee determines that the award of such shares received by the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the shares that the Participant would have received based upon the Company’s restated financial statements; and

(iii)	If an award has been paid in cash by the Company to the Participant under the award, the Participant will be required to return to the Company, for no consideration, all or a portion of such cash, if and to the extent that the Compensation Committee determines that the award of such cash payment received by the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the cash payment that the Participant would have received based upon the Company’s restated financial statements.

Policy Prohibiting the Hedging or Pledging of Company Stock

We maintain an Anti-Hedging/Anti-Pledging Policy that prohibits our directors and executive officers from entering into derivative or hedging transactions in our securities and pledging our securities as collateral for a loan or short-selling our securities, among other restricted transactions. An exception to the restrictions in the policy may be permitted with the written approval of the Board or the Chair of the Nominating and Governance Committee for transactions or positions that predated the policy or in unusual circumstances that do not violate the spirit and intent of the policy. No such exception will be granted for short sales that would violate Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, we maintain an Insider Trading Policy that governs the purchase, sale or other dispositions of our securities by directors, officers and employees and that is reasonably designed to promote compliance with insider trading laws, rules and regulations and the listing standards of Nasdaq. Our Insider Trading Policy prohibits our directors, officers and employees from engaging in (i) short sales of our securities, unless part of an approved hedging transaction, (ii) transactions in put options, call options or other derivative securities on an exchange or in any other organized market, (iii) hedging or monetization transactions, unless expressly permitted under the Anti-Hedging/Anti-Pledging Policy, (iv) margin accounts or pledging transactions, unless expressly permitted under the Anti-Hedging/Anti-Pledging Policy and (v) standing or limit orders, subject to exception.

Tax Considerations

Prior to the Tax Cuts and Jobs Act of 2017 (“TCJA”), Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance based. Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving (or who has served) as the chief executive officer or the chief financial officer at any time during a fiscal year and the top three other highest compensated executive officers serving at any fiscal year-end. While the Compensation Committee considers tax deductibility as one of many factors in determining executive compensation, the Compensation Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not fully tax deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Calavo Growers, Inc. has reviewed and discussed with the Chief Executive Officer the above Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee unanimously recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Kathleen M. Holmgren, Chair

James Helin

Farha Aslam

The following table shows information concerning the annual compensation for services provided to Calavo by each person who served as our Chief Executive Officer during the 2023 fiscal year, by each person who served as our Chief Financial Officer during the 2023 fiscal year, and by our three other most highly compensated executive officers (along with other executive officers who served during part of fiscal year 2023 and who are required to be included) during the three preceding fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (10) ($)	Option Awards (10) ($)	All Other Compensation ($)	Total ($)
Lecil Cole(1)	2023	41,515	-	-	1,840,000	9,819	1,891,334
Chief Executive Officer

Shawn Munsell(2)	2023	426,219	-	249,000	-	38,870	714,089
Chief Financial Officer	2022	143,654	41,500	350,000	-	8,038	543,192

Ronald Araiza(3)	2023	190,849	-	-	-	18,708	209,557
Executive Vice President Fresh Foods	2022	430,000	55,040	172,000	-	24,253	681,293
	2021	402,231	-	65,000	-	39,429	506,660
Paul Harrison(4)	2023	318,411	-	79,000	-	22,790	420,201
Executive Vice President RFG Prepared

Brian Kocher (5) (11)	2023	1,078,356	288,172	800,000	-	47,964	2,214,492
Former Chief Executive Officer	2022	584,616	300,000	2,100,000	-	91,813	3,076,429

Graciela Montgomery(6)	2023	357,479	-	165,000	-	32,517	554,996
Former Chief Human Resources Officer	2022	350,000	56,000	140,000	-	28,914	574,914

Danny Dumas (7) (11)	2023	657,178	-	207,500	-	31,067	895,745
Former Senior Vice President and General	2022	119,711	27,667	150,000	-	6,496	303,874
Manager of Calavo Grown
Helen Kurtz (8) (11)	2023	697,425	-	215,000	-	59,417	971,842
Former Senior Vice President and General	2022	81,039	15,000	300,000	-	4,166	400,205
Manager of Calavo Prepared
(1)	On March 8, 2023, Lecil Cole was appointed as the Company’s President and Chief Executive Officer, effective as of March 10, 2023. In connection with such appointment, Calavo entered into an employment agreement with Mr. Cole, pursuant to which Calavo will pay Mr. Cole an annual base salary of $64,480, which amount will be increased as necessary to match the minimum wage mandated by law for an exempt employee. Consists of (i) $453 we paid on behalf of Mr. Cole related to health insurance, (ii) $9,330 we paid to Mr. Cole related to a car allowance, (iii) and $36 we paid on behalf of Mr. Cole related to life insurance which is a benefit provided to all employees.
(2)	Consists of (i) $17,691 we paid on behalf of Mr. Munsell related to health insurance, (ii) $11,196 we paid to Mr. Munsell related to a car allowance, (iii) $7,210 of contributions made by us to our 401(k) plan on behalf of Mr. Munsell, (iv) $1,333 we paid on behalf of Mr. Munsell related to life insurance which is a benefit provided to all employees and (v) $1,440 we paid to Mr. Munsell for allowances paid to all employees.
(3)	On August 24, 2023, Mr. Araiza was appointed as Executive Vice President of Sales and Operations. Mr. Araiza’s initial annual base salary was $430,000. Consists of (i) $6,812 we paid on behalf of Mr. Araiza related to health insurance, (ii) $6,531 we paid to Mr. Araiza related to a car allowance, (iii) $3,382 of contributions made by us to our 401(k) plan on behalf of Mr. Araiza, (iv) $1,743 we paid on behalf of Mr. Araiza related to life insurance which is a benefit provided to all employees and (v) $240 we paid to Mr. Araiza for allowances paid to all employees.
(4)	On August 24, 2023, Mr. Harrison was appointed as Executive Vice President of RFG Prepared. Mr. Harrison’s initial annual base salary was $430,000. Consists of (i) $10,983 we paid on behalf of Mr. Harrison related to health insurance, (ii) $3,732 we paid to Mr. Harrison related to a car allowance, (iii) $6,277 of contributions made by us to our 401(k) plan on behalf of Mr.

Harrison, (iv) $748 we paid on behalf of Mr. Harrison related to life insurance which is a benefit provided to all employees and (v) $1,050 we paid to Mr. Harrison for allowances paid to all employees.
(5)	On March 9, 2023, the Company informed Mr. Kocher that his employment as President and Chief Executive Officer of the Company would be terminated without cause on March 10, 2023. Consists of (i) $4,271 we paid on behalf of Mr. Kocher related to health insurance, (ii) $2,799 we paid to Mr. Kocher related to a car allowance, (iii) $10,050 of contributions made by us to our 401(k) plan on behalf of Mr. Kocher, (iv) $514 we paid on behalf of Mr. Kocher related to life insurance which is a benefit provided to all employees (v) $330 we paid to Mr. Kocher for allowances paid to all employees and (vi) $30,000 for the remainder of his relocation allowance.
(6)	On December 18, 2023, Ms. Montgomery, Chief Human Resources Officer, gave notice of her resignation effective December 31, 2023. Consists of (i) $13,565 we paid on behalf of Ms. Montgomery related to health insurance, (ii) $11,196 we paid to Ms. Montgomery related to a car allowance, (iii) $2,310 of contributions made by us to our 401(k) plan on behalf of Ms. Montgomery, (iv) $4,966 we paid on behalf of Ms. Montgomery related to life insurance which is a benefit provided to all employees and (v) $480 we paid to Ms. Montgomery for allowances paid to all employees.
(7)	On June 1st, 2023, Mr. Dumas, Senior Vice President and General Manager of Calavo Grown, gave notice of his resignation effective June 1, 2023. Consists of (i) $1,878 we paid on behalf of Mr. Dumas related to health insurance, (ii) $11,196 we paid to Mr. Dumas related to a car allowance, (iii) $13,200 of contributions made by us to our 401(k) plan on behalf of Mr. Dumas, (iv) $2,334 we paid on behalf of Mr. Dumas related to life insurance which is a benefit provided to all employees and (v) $1,520 we paid to Mr. Dumas for allowances paid to all employees.
(8)	On June 15, 2023, Ms. Kurtz, Senior Vice President and General Manager of Calavo Prepared, gave notice of her resignation effective June 23, 2023. Consists of (i) $24,699 we paid on behalf of Ms. Kurtz related to health insurance, (ii) $11,196 we paid to Ms. Kurtz related to a car allowance, (iii) $8,162 of contributions made by us to our 401(k) plan on behalf of Ms. Kurtz, (iv) $1,690 we paid on behalf of Ms. Kurtz related to life insurance which is a benefit provided to all employees and (v) $1,320 we paid to Ms. Kurtz for allowances paid to all employees.
(9)	The estimated grant date values for the above stock awards were computed in accordance with FASB ASC Topic 718. These amounts reflect our financial accounting expense for these awards in accordance with FASB ASC Topic 718 and will not necessarily reflect the actual value that may be realized by the grantees with respect to these awards. This value of a stock award is determined based on the number of shares granted multiplied by the closing share price of our common stock on the date of grant. Further discussion and assumptions utilized with respect to these valuations are set forth in Note 12 (Stock-Based Compensation) to our consolidated financial statements contained in our Annual Report on Form 10-K filed on January 31, 2024, for the fiscal year ended October 31, 2023.
(10)	Brian Kocher received his full year salary of $800,000 as severance in a lump sum upon his terminations in March 2023. In addition, Mr. Kocher received $288,172 as a pro-rata portion of his estimated STIP bonus. In June 2023, Helen Kurtz and Danny Dumas began receiving their full year salaries of $430,000 and $415,000, as severance, respectively, on bi-weekly installments over a one-year period.

2020 EQUITY INCENTIVE PLAN OF CALAVO GROWERS, INC.

In April 2021, our shareholders approved the 2020 Plan that had been adopted by the Board. All directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of Calavo and its subsidiaries are eligible to receive awards under the 2020 Plan. Subject to the adjustment provisions of the 2020 Plan that are applicable in the event of a stock dividend, stock split, reverse stock split or similar transaction, up to 1,500,000 shares of common stock may be issued under the 2020 Plan.

The purpose of the 2020 Plan is to promote the interests of Calavo Growers, Inc. and its shareholders by (a) attracting, retaining and motivating directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company and its affiliates and (b) enabling such individuals to participate in the growth and financial success of the Company.

The 2020 Plan authorizes the granting of awards in a variety of forms, including the following types of awards to persons who are employees, officers, consultants, advisors, or directors of Calavo or any of its affiliates:

●	“Incentive stock options” that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

●	“Non-qualified stock options” that are not intended to be incentive stock options;

●	Shares of common stock that may be subject to specified restrictions; and

●	PRSUs, or RSUs, that upon vesting can be settled with shares of common stock or their cash equivalent.

The 2020 Plan is administered by our Compensation Committee. The Compensation Committee is responsible for selecting the officers, employees, directors, consultants and advisers, if any, who will receive options and restricted stock. Subject to the requirements imposed by the 2020 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each option award, including the number of shares subject to the option, the exercise price, expiration date and vesting period of the option and whether the option is an incentive stock option or a non-qualified stock option. Subject to the requirements imposed by the 2020 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each grant, including the number of shares covered by a grant, the purchase price (if any) and the vesting, transfer and other restrictions imposed on the stock. The Compensation Committee has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2020 Plan or of any award under the 2020 Plan.

Under current tax law, only employees are entitled to receive incentive stock options. The 2020 Plan provides that the exercise price for any stock option may not be less than 100% of the fair market value of the common stock on the date of the grant of the option. With respect to an option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of the grant of the option.

Unless otherwise determined by the Compensation Committee, options granted under the 2020 Plan are generally not transferable, except by will or the laws of descent and distribution. Except as otherwise provided in the option agreement or other agreement, an option ceases to be exercisable ninety days after the termination of the option holder’s service with us.

The Board may, at any time, amend, discontinue or terminate the 2020 Plan. With specified exceptions, no amendment, suspension or termination of the plan may adversely affect outstanding options or the terms that are applicable to outstanding restricted stock. No amendment or suspension of the 2020 Plan requires shareholder approval unless such approval is required under applicable law or under the rules of any stock exchange or NASDAQ market on which our stock is traded.

As described above in section titled “Clawback Provisions,” the 2020 Plan also provides for recoupment of incentive compensation in the event of certain accounting restatements.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2023

	Estimated Future Payouts				Estimated Future Payouts
	Under Non-Equity				Under Equity
	Incentive Plan Awards(1)				Incentive Plan Awards(1)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	All other stock awards: Number of shares of stock or		Grant date fair value of stock
Name/Award Type	Date	($)	($)	($)	(#)	(#)	(#)	units (#)		Awards ($)
Lecil Cole, Chief Executive Officer
-Cash Incentive	-	-	-	-	-	-	-	-		-
-Performance based RSUs	-	-	-	-	N/A	N/A	N/A	-		-
-Time-based RSUs	-	-	-	-	N/A	N/A	N/A	-		-
-Stock Option	3/10/23	-	-	-	-	-	-	500,000	(3)	1,840,000(3)
Shawn Munsell Chief Financial Officer
-Cash Incentive	-	99,600	249,000	448,200	-	-	-	-		-
-Performance based RSUs	12/1/22	-	-	-	1,804	3,608	7,216	-		124,500
-Time-based RSUs	12/1/22	-	-	-	-	-	-	3,608		124,500
Ronald Araiza Executive Vice President Fresh Foods
-Cash Incentive	-	-	-	-	-	-	-	-		-
-Performance based RSUs	-	-	-	-	N/A	N/A	N/A	-		-
-Time-based RSUs	-	-	-	-	N/A	N/A	N/A	-		-
Paul Harrison Executive Vice President RFG Prepared
-Cash Incentive	-	31,800	79,500	143,100	-	-	-	-		-
-Performance based RSUs	12/1/22	-	-	-	576	1,152	2,304	-		39,750
-Time-based RSUs	12/1/22	-	-	-	-	-	-	1,152		39,750
Graciela Montgomery Former Chief Human Resources Officer
-Cash Incentive	-	72,000	180,000	324,200	-	-	-	-		-
-Performance based RSUs	12/1/22	-	-	-	1,200	2,400	4,800	-		82,500
-Time-based RSUs	12/1/22	-	-	-	-	-	-	2,400		82,500
Danny Dumas Former Sen. Vice President and Gen Manager of Calavo Grown
-Cash Incentive	-	83,000	207,500	373,500	-	-	-	-		-
-Performance based RSUs	12/1/22	-	-	-	1,504	3,007	6,014	-		103,750
-Time-based RSUs	12/1/22	-	-	-	-	-	-	3,007		103,750
Helen Kurtz Former Sec. Vice President and Gen Manager of Calavo Prepared
-Cash Incentive	-	86,000	215,000	387,000	-	-	-	-		-
-Performance based RSUs	12/1/22	-	-	-	1,558	3,116	6,232	-		107,500
-Time-based RSUs	12/1/22	-	-	-	-	-	-	3,116		107,500
Brian Kocher Former Chief Executive Officer
-Cash Incentive	-	320,000	800,000	1,440,000	-	-	-	-		-
-Performance based RSUs	12/1/22	-	-	-	5,796	11,591	23,182	-		400,000
-Time-based RSUs	12/1/22	-	-	-	-	-	-	11.591		400,000

(1)	The amounts set forth above reflect the threshold amount, the target amount and the maximum amount that each of our named executive officers could have earned under our performance-based bonus plan for services performed in fiscal 2023 if Calavo had attained the respective Adjusted EBITDA levels discussed above under the Compensation Discussion and Analysis.

(2)	On December 1, 2022, as part of the LTIP (time-based and performance based), Brian Kocher, Graciela Montgomery, Shawn Munsell, Danny Dumas, Helen Kurtz and Paul Harrison, received 11,591 RSUs and PRSUs, 2,400 RSUs and PRSUs, 3,608 RSUs and PRSUs, 3,007 RSUs and PRSUs, 3,116 RSUs and PRSUs and 1,152 RSUs and PRSUs, respectively. The closing price of our stock on such date was $34.51 per share. The time based RSUs vest as to one-third of the shares annually, with the first installment vesting on November 1, 2023. The PRSUs vest, subject to the satisfaction of certain performance criteria, on the third anniversary of the date of grant. See the Compensation Discussion and Analysis for further information.

(3)	On March 10, 2023, as part of his new employment agreement with Calavo, Mr. Cole was granted a stock option to acquire up to 500,000 shares. See the Compensation Discussion and Analysis for further information.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following tables provides the outstanding equity awards for each named executive officer as of October 31, 2023.

aul

Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Shawn Munsell(2)(3)	9,609	243,501	3,608	91,427
Graciela Montgomery(1)(2)	3,644	92,339	3,644	92,339
Paul Harrison(1)(2)	1,858	47,082	1,858	47,082

(1)	On April 1, 2022, as part of the LTIP (time-based and performance based), Graciela Montgomery and Paul Harrison received 1,867 RSUs and PRSUs and 1,060 RSUs and PRSUs, respectively. The time based RSUs vest as to one-third of the shares annually, with the first installment vesting on November 1, 2022. The PRSUs vest, subject to the satisfaction of certain performance criteria, on the third anniversary of the date of grant.

(2)	On December 1, 2022, as part of the LTIP (time-based and performance based), Shawn Munsell, Graciela Montgomery and Paul Harrison received 3,608 RSUs and PRSUs, 2,400 RSUs and PRSUs and 1,152 RSUs and PRSUs, respectively. The time based RSUs vest as to one-third of the shares annually, with the first installment vesting on November 1, 2023. The PRSUs vest, subject to the satisfaction of certain performance criteria, on the third anniversary of the date of grant.

(3)	On June 20, 2022, as part of his employment agreement with Calavo, Mr. Munsell was granted 9,002 RSUs. These RSUs vest annually in one-third increments, with the first installment vesting on June 20, 2023.

Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise Price ($)	Option expiration date
Lecil Cole	-	500,000	24.39	3/10/2033

On March 8, 2023, the Company determined to appoint Lecil Cole as the Company’s President and Chief Executive Officer, effective as of March 10, 2023. In connection with such appointment, the Company entered into an employment agreement with Mr. Cole, and the Company agreed to award Mr. Cole a stock option on March 10, 2023 to purchase 500,000 shares of the Company’s common stock pursuant to the 2020 Plan. The vesting and other terms are described above in the Other Stock Awards section.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2023

The following table shows restricted stock shares held by named executive officers which vested in fiscal year 2023. There were no stock option exercises by any named executive officer in fiscal year 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian Kocher	56,979	$1,528,175
Shawn Munsell	3,001	$94,201
Graciela Montgomery	623	$21,556
Danny Dumas	3,533	$113,197
Helen Kurtz	6,778	$217,167
Paul Harrison	354	$12,248

Calavo currently does not maintain a nonqualified defined contribution plan, nonqualified deferred compensation plan or pension plan, for any named executive officers.

EXECUTIVE EMPLOYMENT AGREEMENTS

Below is a summary of the terms of the employment agreements Calavo entered into with Lecil Cole, Brian Kocher, Shawn Munsell, Graciela Montgomery, Danny Dumas, and Helen Kurtz. The forms of such employment agreements are essentially the same for each executive. None of the other named executive officers was a party to an employment agreement in fiscal year 2023.

Lecil Cole

Pursuant to an Employment Agreement between Calavo and Mr. Cole dated March 10, 2023 (the “Employment Agreement”), Mr. Cole will receive an annual base salary of $64,480, which is subject to increases necessary to match the minimum wage mandated by law for an exempt employee. In lieu of participating in the long-term incentive program that the Compensation Committee may offer to other executives, Calavo granted to Mr. Cole, pursuant to the 2020 Plan, a stock option to purchase 500,000 shares of Calavo's common stock (the "Option"), which shall vest as described above in the Other Stock Awards section.

Upon the termination of Mr. Cole’s Employment for any reason, Mr. Cole shall not be entitled to receive any additional Base Salary payments from Calavo except: Mr. Cole shall have the right to receive any earned but unpaid Base Salary and, to the extent required by law, accrued vacation pay or accrued paid time off, as of the date of such termination.

If Calavo terminates Mr. Cole’s employment without Cause (as defined in the Cole Employment Agreement), or Mr. Cole terminates his Employment for Good Reason (as defined in the Cole Employment Agreement), then, provided that Mr. Cole executes a Separation and Release Agreement, Calavo shall: (1) credit Mr. Cole one full year of service for purposes of determining vesting of the Option effective immediately prior to termination of his employment; and (2) make COBRA payments on behalf of Mr. Cole in an amount sufficient for Mr. Cole to maintain his then-current group health benefits for one year. Mr. Cole will be treated as an in-service employee for purposes of benefits continuation during any benefits continuation period. The payments and benefits described in this paragraph shall be subject to the Employer’s right to make customary and applicable deductions and withholdings, including, without limitation, for federal and state taxes, FICA, Medicaid and other customary payroll activities. Such COBRA payments will include medical, dental, and vision insurance coverage, and all other Calavo provided benefits. Under such circumstances, Calavo will also provide Mr. Cole the option, for a period of thirty-six (36) months thereafter, at Mr. Cole’s own expense to continue his medical, dental, and vision benefits at the equivalent of his COBRA continuation cost.

Brian Kocher

Pursuant to an Employment Agreement between Calavo and Mr. Kocher dated December 20, 2021 (the “Kocher Employment Agreement”), Mr. Kocher received an annual base salary of $800,000, which was subject to increase on an annual basis at the discretion of Calavo’s Compensation Committee. Mr. Kocher was eligible to receive a performance bonus pursuant to Calavo’s Management Incentive Plan of 100% to 200% of his annual base salary for any fiscal year in which Calavo achieved its annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers. The annual bonus for fiscal year 2022 was not pro-rated and could not be less than $400,000. Mr. Kocher received restricted shares of Calavo common stock having a grant date value of $1,200,000 upon his commencement date, vesting in three equal annual installments subject to continued service. Calavo also paid $325,000 of relocation expenses for Mr. Kocher. Mr. Kocher was also eligible to receive up to 100% of his annual base salary in equity awards pursuant to the terms of the LTIP. In the event that Mr. Kocher’s employment was terminated without cause or upon good reason, Mr. Kocher would receive severance equal to one year of his annual base salary, Calavo-paid health benefits for one year following separation and a pro-rated portion of his annual bonus.

Shawn Munsell

Pursuant to an Employment Agreement between Calavo and Mr. Munsell dated June 9, 2022 (the “Munsell Employment Agreement”), Mr. Munsell will receive an annual base salary of $415,000, which is subject to increase on an annual basis at the discretion of Calavo’s Compensation Committee. In February 2023, Mr. Munsell’s annual base salary increased to $430,000. Starting in fiscal 2022, Mr. Munsell will be eligible to receive a performance bonus of 60% of his annual base salary for any fiscal year in which Calavo achieves its annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers. The Compensation Committee may also elect to award Mr. Munsell a discretionary bonus. Mr. Munsell will receive a signing bonus consisting of restricted stock units representing a contingent right to Calavo’s common stock having a value of $350,000 upon the commencement of his employment, which restricted stock units will vest in three equal annual installments, with the first installment to vest on the first anniversary of the commencement of Mr. Munsell’s employment. Calavo will also reimburse Mr. Munsell for travel expenses. In the event that Mr. Munsell’s employment is terminated by Calavo without Cause (as defined in the Munsell Employment Agreement) or Mr. Munsell terminates his employment for Good Reason (as defined in the Munsell Employment Agreement), Mr. Munsell will be entitled to receive severance payments equal to one year of his annual base salary, Calavo-paid health benefits for one year following separation, a pro-rated portion of his annual bonus, and the restricted stock units issued to Mr. Munsell as a signing bonus will become fully vested as of the date of such termination.

Graciela Montgomery

Pursuant to an Employment Agreement between Calavo and Ms. Montgomery dated October 11, 2021 (the “Montgomery Employment Agreement”), Ms. Montgomery initially received an annual base salary of $350,000, which was subsequently increased to $360,000 annually, which base salary was subject to increase on an annual basis at the discretion of Calavo’s Compensation Committee. Starting in fiscal 2022, Ms. Montgomery was eligible to receive a performance bonus of 40% of her annual base salary for any fiscal year in which Calavo achieved its annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers. The Compensation Committee may also elect to award Ms. Montgomery a discretionary bonus. Starting in fiscal 2022, Ms. Montgomery was eligible to participate in the LTIP and receive a total of 40% of her base salary per year in equity awards pursuant to the LTIP. Each such award vests over a three-year period in three equal annual installments, subject to continuing service. In the event that Ms. Montgomery’s employment was terminated by Calavo without cause (as defined in the Montgomery Employment Agreement) or Ms. Montgomery terminated her employment for good reason (as defined in the Montgomery Employment Agreement), provided she executes a separation and release agreement, Ms. Montgomery will be entitled to receive severance payments equal to one year of her annual base salary, and Calavo-paid health benefits for one year following separation, and a pro-rated portion of her annual bonus.

Helen Kurtz

Pursuant to an Employment Agreement between Calavo and Ms. Kurtz (the “Kurtz Employment Agreement”), Ms. Kurtz will receive an annual base salary of $430,000, which was subject to increases on an annual basis at the discretion of Calavo’s Compensation Committee. Ms. Kurtz would receive a performance bonus of not less than 50% of her annual base salary for fiscal 2023 if Calavo achieved the annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers, provided she remained employed by Calavo for the entire fiscal year. Beginning with fiscal 2023, Ms. Kurtz was also eligible to receive not less than the equivalent of 50% of her annual base salary in equity awards pursuant to the terms of the 2020 Plan, which will vest as described in the Kurtz Employment Agreement. Ms. Kurtz received a signing bonus consisting of restricted stock units representing a contingent right to receive Calavo’s common stock having a value of $300,000, which restricted stock units vest in three equal annual installments, subject to continued service on each vesting date, with the first installment to vest on the first anniversary of the commencement of Ms. Kurtz’s employment. In the event that Ms. Kurtz’s employment was terminated by Calavo without Cause (as defined in the Kurtz Employment Agreement) or Ms. Kurtz terminated her employment for Good Reason (as defined in the Kurtz Employment Agreement), and Ms. Kurtz executes a separation and release agreement,

Ms. Kurtz would be entitled to receive severance payments equal to one year of her annual base salary, Calavo-paid health benefits for one year following separation, a pro-rated portion of her annual bonus, and the restricted stock units issued to Ms. Kurtz as a signing bonus would become fully vested as of the date of such termination.

Danny Dumas

Pursuant to an Employment Agreement between Calavo and Mr. Dumas (the “Dumas Employment Agreement”), Mr. Dumas received an annual base salary of $415,000, which was subject to increase on an annual basis at the discretion of Calavo’s Compensation Committee. Mr. Dumas was eligible to receive a performance bonus of 40% of his annual base salary for any fiscal year (prorated for fiscal 2022) in which Calavo achieved its annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers. Mr. Dumas was also eligible to receive a total of up to 40% of his annual base salary (or higher, with respect to performance vested target component) in equity awards pursuant to the terms of the incentive plan, which will vest as described in the Employment Agreement. Mr. Dumas received a signing bonus consisting of restricted stock units representing a contingent right to Calavo’s common stock having a value of $150,000 upon the commencement of his employment, which restricted stock units vest in three equal annual installments, subject to continued service on each vesting date, with the first installment vesting on the first anniversary of the commencement of Mr. Dumas’s employment. Calavo also reimbursed Mr. Dumas for travel expenses. In the event that Mr. Dumas’ employment was terminated by Calavo without Cause (as defined in the Dumas Employment Agreement) or Mr. Dumas terminated his employment for Good Reason (as defined in the Dumas Employment Agreement), and Mr. Dumas executes a separation and release agreement, Mr. Dumas will be entitled to receive severance payments equal to one year of his annual base salary, Calavo-paid health benefits for one year following separation, a pro-rated portion of his annual bonus, and the restricted stock units issued to Mr. Dumas as a signing bonus will become fully vested as of the date of such termination.

Certain Employment Agreement Definitions

Under the above employment agreements, “Cause” generally means: (1) willful misconduct by the executive with respect to the Company that has a material adverse effect on the Company and continues for a period of at least ten (10) days after written notice of such misconduct is given by the Company to the executive; (2) the executive’s willful refusal to attempt to follow any proper written direction of the Chairman of the Board of Directors, the Board of Directors, or the Company’s Chief Executive Officer unless the executive has a good faith reason to believe that such direction is illegal or is a violation of the Company’s rules, regulations and policies, which refusal shall continue for a period of at least ten (10) days after written notice of such refusal is given by the Company to the executive; (3) the substantial and continuing refusal by the executive to attempt to perform his/her duties required under the employment agreement after written notice of demand for performance of such duties is delivered to the executive by the Company (which notice must specifically identify the manner in which the Company believes the executive has substantially and continually refused to attempt to perform his/her duties under the employment agreement) and after such refusal to attempt to perform his/her duties has continued for at least ten days after his/her receipt of such notice; (4) the executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than a felony involving a traffic violation); (5) the executive’s theft, embezzlement or other criminal misappropriation of funds from the Company; or (6) the executive’s willful breach of any other material provision of the employment agreement or of the Company’s Employee Handbook, Insider Trading Policy or Code of Business Conduct and Ethics and such willful breach continues for at least ten (10) days after written notice from the Company to the executive specifying the breach if such breach is curable. For purposes hereof, an act, or a failure to act, shall not be deemed willful or intentional, unless it is done, or omitted to be done, by the executive in bad faith or without a reasonable belief that the executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, any action or inaction taken by the executive based upon the executive’s reasonable reliance on advice of counsel to the Company or the direction of the Board shall not form the basis for Cause. For avoidance of doubt, "Cause" does not include any failure to achieve any performance targets, whether relating to the executive, the Company, or otherwise.

Under the above employment agreements, “Good Reason” generally means the occurrence, without the executive’s written consent, of any of the following: (1) any requirement (whether as a result of change in duties or otherwise) that executive perform the majority of his/her hours of employment more than 35 miles from the Company’s primary work location, if the Company fails to remedy such change within thirty days after written notice is given by the executive to the Company; (2) any reduction in base salary below a specified threshold; (3) any material adverse reduction in the executive’s title, duties, responsibilities or authority, including, without limitation, any adverse change in reporting relationship or assignment to executive of duties inconsistent with their position, including in a successor entity in the event of a Change in Control, which is not cured within thirty (30) days after written notice from the executive to the Company; (4) any breach by the Company of any material provision of the employment agreement (whether or not described above), which breach is not cured by the Company within thirty (30) days after written notice of such breach is given by the executive to the Company; or (5) the failure of any successor to the Company (whether direct or indirect or whether by merger, acquisition of assets, consolidation or otherwise) to assume in a writing delivered to the executive the obligations of the Company under the employment agreement, if such assumption agreement is not delivered to the executive within ten (10) days after he provides the successor to the Company with written notice of his/her desire to receive such agreement.

Notwithstanding the foregoing, the executive shall be deemed to have terminated his/her Employment for Good Reason for purposes of the employment agreement only if he terminates his/her Employment within sixty (60) days after the occurrence of the event described in this paragraph (including expiration of the applicable notice and cure period) that permits him to terminate his/her Employment for Good Reason. In the event that the executive elects to terminate his/her Employment for Good Reason pursuant to subsection (3) above following a Change in Control, the executive shall provide the Company with at least six (6) month’s notice of his/her intention to terminate his/her employment for Good Reason and the Company shall retain the option to shorten such notice period.

“Change in Control” is defined in the 2020 Plan.

Potential Payments Upon Termination or Change in Control:

If a change in control of Calavo (as defined in the executive’s employment agreement) occurs and if the agreement entered into by Calavo with respect to the change in control does not provide for, on a basis determined by the Compensation Committee to be appropriate, (x) the continuation in full force and effect of the applicable awards that are outstanding as of the change in control, (y) the assumption in full by the Company’s successor in the change in control of such awards that are outstanding as of the change in control, or (z) the substitution by the Company’s successor in the change in control for such awards of new awards with substantially similar terms, including securities of the successor corporation or its “parent corporation” with appropriate adjustments as to the number and kinds of securities and exercise prices with respect to Options, SARs, Restricted Shares and RSUs, then

(a) Any outstanding Options or SARs then held that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, effective immediately prior to, but conditioned on the consummation of, the change in control (see table below);

(b) All awards designated as Performance Awards shall be paid out as if the date of the change in control were the last day of the applicable Performance Period and “target” performance levels had been attained; provided, however, that the Compensation Committee shall have discretion to cancel, without payment and effective as of the change in control, any or all outstanding Incentive Cash Awards that constitute Performance Awards if the change in control occurs prior to the completion of at least fifty percent of the Performance Period governing such Incentive Cash Awards; and

(c) All other outstanding awards (i.e., other than Options, SARs and awards designated as Performance Awards) then held that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related to such awards shall lapse immediately prior to the change in control.

The below table summarizes as of October 31, 2023, the compensation that would have been provided to the named executive officers if their employment had hypothetically been terminated either by Calavo without cause or by the executive for good reason on such date and using the closing price of our common shares on October 31, 2023 of $24.34.

Name	Salary Severance ($)	Bonus Severance ($)	Health Benefits ($)	Equity Award Vesting ($)	Total ($)
Brian Kocher (1)	800,000	288,172	31,197	986,234	2,105,603
Shawn Munsell	430,000	-	39,000	243,501	712,501
Graciela Montgomery (3)	360,000	-	33,000	92,339	485,339
Danny Dumas (2)	415,000	-	30,000	112,491	557,491
Helen Kurtz (2)	430,000	-	47,000	223,810	700,810
Lecil Cole	-	-	-	207,791	207,791

(1)	Per Brian Kocher’s Separation and Release Agreement, Mr. Kocher received his full year salary of $800,000 as severance upon his termination in fiscal 2023. In addition, Mr. Kocher received $288,172 as a pro-rata portion of his estimated STIP bonus. In addition, Mr. Kocher’s outstanding shares fully vested.
(2)	Per Danny Dumas’ and Helen Kurtz’s Separation and Release Agreement, Mr. Dumas and Ms. Kurtz gave notice in June 2023 for good reason and began receiving their full salary as severance ($415,000 and $430,000, respectively) paid in bi-weekly installments over a one-year period. In addition, Mr. Dumas and Ms. Kurtz had their remaining outstanding shares, that were granted per their employment agreement, fully vest.
(3)	On December 18, 2023, Graciela Montgomery, Chief Human Resources Officer, gave notice of her resignation, for good reason, effective December 31, 2023. Per Ms. Montgomery’s Separation and Release Agreement, Ms. Montgomery began receiving her full salary as severance in bi-weekly installments over a one-year period. In addition, Ms. Montgomery had her remaining outstanding shares, that were granted per her employment agreement, fully vest.

The below table summarizes as of October 31, 2023, the shares that would vest upon a change in control if it had hypothetically occurred on such date, per (a) above, and the market value of such shares based on the closing price on October 31, 2023 of $25.34.

	Stock Awards
Executive Officer	Number of Shares Which Vest (#)	Value of Vested Shares ($)
Shawn Munsell	9,609	$243,501
Graciela Montgomery	3,644	$92,339
Paul Harrison	1,858	$47,082
Lecil Cole	200,000	$207,791

COMPENSATION RISK

Our Compensation Committee reviewed the compensation policies and practices of Calavo that could have a material impact on Calavo. The Compensation Committee’s review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the Calavo's compensation policies and practices. The Compensation Committee also reviewed with the Board risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs.  Based on these reviews, Calavo determined that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on Calavo.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Farha Aslam, Kathleen M. Holmgren, and James Helin served as members of our Compensation Committee during all or part of fiscal 2023. None of such committee members (1) was an officer or employee of Calavo or any of our subsidiaries during the time he or she served on the Compensation Committee or (2) had any relationship requiring disclosure by us pursuant to Item 404 of Regulation S-K. None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves as or served as a member of our Board or Compensation Committee. Farha Aslam served as Interim Chief Financial Officer and Steven Hollister served as Interim Chief Executive Officer for portions of fiscal year 2021 and 2022 and as Interim Chief Financial Officer for a portion of fiscal year 2021. Neither served on the Compensation Committee during the time of service as an interim officer of the Company.

PAY VERSUS PERFORMANCE DISCLOSURE

We are required by SEC rules to disclose the following information regarding compensation paid to our Principal Executive Officers (PEOs) and Name Executive Officers (NEOs) as compared to the Company's performance. The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Footnotes (2) and (3) below discuss the adjustments from the Total Compensation for each NEO reported in the Summary Compensation Table above to derive the “compensation actually paid” (“CAP”) to each NEO. The following table sets forth additional compensation information of our PEO and our non-PEO NEOs along with total shareholder return (“TSR”), net income, and adjusted EBITDA performance results for fiscal years 2021, 2022 and 2023:

Pay versus Performance
					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO (b) (1)	Compensation Actually Paid to PEO (c) (2)	Average Summary Compensation Table Total for Non- PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e) (3)	Total Shareholder Return (f)	Peer Group Total Shareholder Return (g) (4)	Net Income (loss) (000) (h)	Adjusted EBITDA (000) (5)
2023	$4,105,826	$1,652,953	$614,563	$466,551	$60.86	$84.88	$(7,967)	$31,284
2022	3,226,429	2,899,119	466,912	402,619	53.84	62.84	(6,602)	35,147
2021	1,355,165	1,058,374	447,954	389,979	40.19	59.25	(11,922)	26,821

(1)  The dollar amounts reported are the amounts of total compensation reported for our PEO(s) in the Summary Compensation Table for fiscal years 2023, 2022, and 2021.

(2) (3) The dollar amounts reported represent the amount of CAP, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our PEO(s) or other NEOs during the applicable year, but also include (i) the year-end value of equity awards granted during the reported year, and (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year along with changes in pension value and nonqualified deferred compensation earnings.  The tables below provide fuller details.

(4) Reflects cumulative TSR of the Company's Peer Group index, as of October 31, 2023, 2022 and 2021. Our Peer Group Index includes the companies of: Andersons, Inc., B&G Foods, Inc., Boston Beer Company, Inc., Fresh Del Monte Produce, Inc., Hain Celestial Group, Inc., Hostess Brands, Inc., J&J Snack Foods, Corp., John B Sanfilippo & Son, Inc., and Landec, Corp.

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is the financial measure that the Company believes to be the most important measure (that is not otherwise required to be disclosed in the table) it used in the most recent fiscal year to link CAP to all of the NEOs.

The PEOs and other NEOs included in the above compensation columns are comprised of the following:

Year	PEOs	NON-PEO NEOs
2023	Lee Cole, Brian Kocher	Shawn Munsell, Graciela Montgomery, Ronald Araiza, Paul Harrison, Danny Dumas, Helen Kurtz
2022	Brian Kocher, Steven Hollister	Shawn Munsell, Mariela Matute, Graciela Montgomery, Robert Wedin, Ronald Araiza, Danny Dumas, Helen Kurtz
2021	James Gibson, Steven Hollister	Mariela Matute, Kevin Manion, Robert Wedin, Ronald Araiza, Mark Lodge, Farha Aslam

To calculate the amounts in the "Compensation Actually Paid to PEO" column in the Pay versus Performance table above, the following amounts were deducted from and added to (as applicable) the "Total" compensation of our PEOs for each applicable year, as reported in the Summary Compensation Table above.

Compensation Actually Paid to PEO
Year	Summary Compensation Table Total for PEO (i)	Minus Reported Value of Equity Awards for PEO (ii)	Plus Equity Award Adjustments for PEO (iii)	Plus Reported Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	Compensation Actually Paid to PEO
2023	$4,105,826	$(2,640,000)	$187,127	-	$1,652,953
2022	3,226,429	(2,100,000)	1,772,690	-	2,899,119
2021	1,355,165	(146,690)	(150,101)	-	1,058,374

(i) The dollar amounts reported are the amounts of total compensation reported for our PEOs in the Summary Compensation Table for fiscal years 2023, 2022 and 2021.

(ii) Represents the grant date fair value of the equity awards to our PEOs, as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year.

(iii) Represents the year-over-year change in the fair value of equity awards to our PEOs, as itemized in the table below. Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to (a) for RSU awards, closing price on applicable year-end dates (b) for PRSU awards, the same valuation methodology as RSU awards above except year-end share amounts are multiplied by the probability of achievement as of each such date.

Equity Award Adjustments for PEOs
	2023	2022	2021
Fair Value of Equity Awards for PEOs
Plus as of year-end value for awards granted during the year	$512,295	$1,741,019	$5,000
Plus year-over-year change of unvested awards granted in previous years	-	(5,000)	-
Plus change from prior fiscal year-end awards that vested during the year	(334,932)	-	(186,557)
Less fair value at the end of prior year that fail to meet vesting conditions	(200,207)	-	-
Plus Dividends paid on stock awards	209,971	36,671	31,456
Total equity award adjustments	$187,127	$1,772,690	$(150,101)

To calculate the amounts in the “Average Compensation Actually Paid to Non-PEO NEOs” column in the Pay versus Performance table above, the following amounts were deducted from and added to (as applicable) the average of the

“Total” compensation of our non-PEO NEOs for each applicable year, as reported in the Summary Compensation Table above.

Average Compensation Actually Paid to Non-PEO NEOs
				Plus Average Reported
				Change in
				Pension Value and
				Non-qualified
		Minus		Deferred
	Average Summary	Average Reported	Plus	Compensation
	Compensation Table	Value of Equity	Average Equity Award	Earnings for Non-PEO	Average Compensation
	Total for Non-PEO	Awards for Non-PEO	Adjustments for Non-	NEOs	Actually Paid to Non-
Year	NEOs (i)	NEOs (ii)	PEO NEOs (iii)	($)	PEO NEOs
2023	$614,563	$(133,400)	$(14,612)	-	$466,551
2022	466,912	(158,857)	94,564	-	402,619
2021	447,954	(68,667)	10,692	-	389,979

(i) The dollar amounts reported is the average of the amounts of total compensation reported for our Non-PEO NEOs in the Summary Compensation Table for fiscal years 2023, 2022 and 2022.

(ii) Represents the grant date fair value of the equity awards to our Non-PEO NEOs, as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year.

(iii) Represents the year-over-year change in the fair value of equity awards to our Non-PEO NEOs, as itemized in the table below. No awards vested in the year they were granted.  Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to (a) for RSU awards, closing price on applicable year-end dates (b) for PRSU awards, the same valuation methodology as RSU awards above except year-end share amounts are multiplied by the probability of achievement as of each such date.

Equity Award Adjustments for Non-PEO NEOs
	2023	2022	2021
Fair Value of Average Equity Awards for Non-PEO NEOs
Plus average as of year-end value for awards granted during the year	$25,919	$144,482	$79,181
Plus average year-over-year change of unvested awards granted in previous years	(24,970)	(2,062)	(31,104)
Plus average change from prior fiscal year-end awards that vested during the year	(4,700)	(770)	7,350
Less average fair value at the end of prior year that fail to meet vesting conditions	(11,336)	(47,086)	(52,076)
Plus average Dividends paid on stock awards	475	-	7,341
Total average equity award adjustments	$(14,612)	$94,564	$10,692

The following graphs illustrate the relationship of CAP for our PEO and the average CAP for our Non-PEO NEOs in relation to our Total Shareholder Return ("TSR"), Net Loss, and Adjusted EBITDA (the Company Selected Measure). Additionally, the graphs also describe the relationship between our own TSR versus our Peer Group TSR.

The three financial performance measures listed in the following list represent an unranked list of the “most important” financial performance measures linking CAP to the NEOs for 2023 and Company performance. After Adjusted EBITDA, we do not consider any one of the other following financial performance measures to be a more important measure than the other measure for our Company or executive compensation program. See the discussion above in "Compensation Discussion and Analysis" for additional discussion related to executive pay.

Tabular List

● Adjusted EBITDA
● Net Sales
● Return on Invested Capital

CEO PAY RATIO

As required by applicable SEC rules, we are providing the following information about the relationship of the total annual compensation of our median compensated employee and the annual total compensation of our CEOs.

In accordance with SEC S-K Item 402(u), we are using the same “median employee” identified in 2022 in our 2023 pay ratio calculation, as we believe that there has been no meaningful change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for 2023.

For 2023, the total compensation of our “median employee” (other than our CEOs) was $15,503.

The total annual compensation of our CEO and our former CEO, as reported in the Summary Compensation Table included elsewhere in this proxy was combined together and this totaled $4,105,826.

Based on this information, for fiscal year 2023 the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 265 to 1. We took the following steps to identify the median employee, as well as to determine the annual total compensation of our median employee and our CEO:

●	We used October 31, 2022, as the date upon which we identified the “median employee”. We determined that, for fiscal year 2022, our employee population consisted of 4,870 individuals. This population consisted of full time, part time and seasonal employees employed with us at any point in fiscal 2022. 51% of the total employee population was located in Mexico. The remaining 49% of the total employee population was located in the United States.
●	For the annual total compensation of our median employee, we identified and calculated the elements of that median employee's compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $15,503. Since the median employee is located in Mexico, we converted the employee's pay from Mexican pesos to U.S. dollars using the average published interbank exchange rate of 17.07 pesos per U.S. dollar during fiscal 2023.
●	For the annual total compensation of our CEO and former CEO, we used the total combined amount reported in the “Total” column of our 2023 Summary Compensation Table included in this proxy statement.

PRINCIPAL AUDITOR FEES AND SERVICES

The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2024. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Incurred by Calavo Growers, Inc. to Deloitte & Touche LLP

The following table shows the fees paid or accrued by us for audit and other services provided by Deloitte & Touche LLP for fiscal 2023 and 2022 (in thousands).

	2023	2022
Audit Fees (1)	$2,614	$1,927
Audit-Related Fees	2	-
Tax Fees (2)	256	280
All Other Fees	-	-
Total	$2,872	$2,207
(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the audit of internal control over financial reporting, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	For fiscal year 2023, tax fees principally included tax compliance fees of approximately $233,000, and tax advice fees totaling approximately $23,000. For fiscal year 2022, tax fees principally included tax compliance fees of approximately $268,000, and tax advice fees totaling approximately $12,000.

All services rendered by Deloitte & Touche LLP were approved by the Audit Committee. The Audit Committee has adopted an approval policy that requires the pre-approval by the Audit Committee of all services to be performed for us by Deloitte & Touche LLP. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has the responsibilities set forth in the Audit Committee Charter which include but are not limited to, representing and assisting the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee also manages our relationship with our independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Calavo for such advice and assistance.

Our management is primarily responsible for our internal control and financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the "PCAOB") and applicable requirements of the SEC.

3. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee

Michael A. DiGregorio, Chairman

Marc Brown

Adriana Mendizabal

ADDITIONAL INFORMATION

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2023, OTHER THAN EXHIBITS TO SUCH REPORT, UPON WRITTEN REQUEST BY EMAIL TO 2024PROXY@CALAVO.COM. WE WILL ALSO FURNISH TO SUCH PERSONS A COPY OF ANY EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K FOR A FEE OF $.20 PER PAGE, PAYABLE IN ADVANCE. THIS FEE COVERS ONLY OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS.

CALAVO GROWERS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2024

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

The undersigned hereby appoints Steven Hollister and J. Link Leavens, as attorneys, agents and proxies of the undersigned, with full power of substitution and power to act alone, to act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Calavo Growers, Inc. to be held on Wednesday, April 24, 2024 at 1:00 p.m., and at any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE (1) “FOR” THE ELECTION OF THE EIGHT DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND NAMED ON THE REVERSE SIDE OF THIS PROXY, (2) “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, (3) “FOR” ADVISORY APPROVAL OF THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT AND (4) FOR A FREQUENCY OF EVERY “1 YEAR” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 LISTED ON THE REVERSE SIDE OF THIS PROXY, AND FOR A FREQUENCY OF EVERY “1 YEAR” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (PROPOSAL 4). IF NO DIRECTION IS GIVEN, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

1. ELECTION OF DIRECTORS	◻	FOR ALL NOMINEES LISTED BELOW	◻	WITHHOLD AUTHORITY to vote for all nominees listed below	◻	FOR ALL EXCEPT (To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” box and strike a line through the name(s) of the nominee(s) below)	◻	*CUMULATIVE VOTING ELECTION

* (INSTRUCTIONS: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the “CUMULATIVE VOTING ELECTION” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times eight. For example, if you own 100 shares, you are entitled to cast 800 votes for director nominees. However, if you have cast your proxy for either of the other above two choices, do not complete this table.)

Director Nominee Name	Number of Votes
Farha Aslam		Votes FOR
Marc L. Brown		Votes FOR
Michael A. DiGregorio		Votes FOR
James Helin		Votes FOR
Steven Hollister		Votes FOR
Kathleen M. Holmgren		Votes FOR
J. Link Leavens		Votes FOR
Adriana Mendizabal		Votes FOR
Total Votes Cast:

2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CALAVO GROWERS, INC. FOR THE YEAR ENDING OCTOBER 31, 2024

5. OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting and at any and all adjournments or postponements thereof. The Board of Directors, at present, know of no other business to be presented at the meeting.

◻	FOR	◻	AGAINST	◻	ABSTAIN

3. ADVISORY VOTE APPROVING THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT ◻ FOR ◻ AGAINST ◻ ABSTAIN
4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

I (WE) WILL	◻	WILL NOT	◻	ATTEND THE MEETING IN PERSON.

ADDRESS LABEL THIS SPACE MUST BE LEFT BLANK

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

	Dated:		,2024

Signature

Signature

Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.